EXECUTION VERSION

SHARE EXCHANGE AGREEMENT

BY AND AMONG:

LI YONGHUI,

YAN WANG,

HONEST BEST INT’L LTD,

AUTOCHINA GROUP INC,

FANCY THINK LIMITED,

CHUANGLIAN,

KAIYUAN REAL ESTATE,

HUIYIN INVESTMENT,

HUA AN INVESTMENT,

TIANMEI INSURANCE,

KAIYUAN LOGISTICS,

KAIYUAN AUTO TRADE,

CHUANGLIAN AUTO TRADE,

AND

SPRING CREEK ACQUISITION CORP.

Dated: February 4, 2009

SHARE EXCHANGE AGREEMENT

SHARE EXCHANGE AGREEMENT (this “Agreement”), dated February 4, 2009, by and among Li Yonghui (“Founder”), Yan Wang (“Wang”), Honest Best Int’l Ltd, a company incorporated and existing under the laws of the British Virgin Islands (“FounderCo”), AutoChina Group Inc, a company incorporated and existing under the laws of the Cayman Islands (“AutoChina”), Fancy Think Limited, a limited liability company established in Hong Kong under the Hong Kong Companies Ordinance (“Fancy Think”), Hebei Chuanglian Trade Co., Ltd. (河北创联贸易有限公司), a company established under the laws of the PRC (“Chuanglian”), Hebei Kaiyuan Real Estate Development Co., Ltd. (河北开元房地产开发股份有限公司), a company established under the laws of the PRC (“Kaiyuan Real Estate”), Hebei Huiyin Investment Co., Ltd. (河北汇银投资有限责任公司), a company established under the laws of the PRC (“Huiyin Investment”), Hebei Hua An Investment Co., Ltd. (河北华安投资有限责任公司), a company established under the laws of the PRC (“Hua An Investment”), Hebei Tianmei Insurance Agency Co., Ltd. (河北天美保险代理有限公司), a company established under the laws of the PRC (“Tianmei Insurance”), Hebei Shijie Kaiyuan Logistics Co., Ltd. (河北世捷开元物流有限公司), a company established under the laws of the PRC (“Kaiyuan Logistics”), Hebei Shijie Kaiyuan Auto Trade Co., Ltd. (河北世捷开元汽车贸易有限公司), a company established under the laws of the PRC (“Kaiyuan Auto Trade”), Shanxi Chuanglian Auto Trade Co., Ltd. (山西创联汽贸公司), a company established under the laws of the PRC (“Chuanglian Auto Trade”), and Spring Creek Acquisition Corp., a corporation duly organized and existing under the laws of the Cayman Islands (“SCAC”).  Each of Founder, Wang, FounderCo, AutoChina, Fancy Think, Chuanglian, Kaiyuan Real Estate, Huiyin Investment, Hua An Investment, Tianmei Insurance, Kaiyuan Logistics, Kaiyuan Auto Trade, Chuanglian Auto Trade, and SCAC are referred to herein each as a “Party” and collectively as the “Parties.”

Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed to them in ARTICLE 10 hereof.

RECITALS

WHEREAS, AutoChina owns and operates the Business in the PRC through Fancy Think, the entities listed on Schedule A1 hereto, each of which is a company established under the laws of the PRC (each, a “4S Store I” and collectively, the “4S Stores I”), the entities listed on Schedule A2 hereto, each of which is a company established under the laws of the PRC (each, a “4S Store II” and collectively, the “4S Stores II”) (the 4S Stores I, together with the 4S Stores II, collectively, the “4S Stores”), the entities listed on Schedule A3 hereto, each of which is a company established under the laws of the PRC (each, a “Transportation Company I” and collectively, the “Transportation Companies I”), the entities listed on Schedule A4 hereto, each of which is a company established under the laws of the PRC (each, a “Transportation Company II” and collectively, the “Transportation Companies II”) (the Transportation Companies I, together with the Transportation Companies II, collectively, the “Transportation Companies”), the entities listed on Schedule A5 hereto, each of which is a company established under the laws of the PRC (each, an “Auto Service Company” and collectively, the “Auto Service Companies”), and the entities listed on Schedule A6 hereto (collectively, with the 4S Stores, the Transportation Companies, and the Auto Service Companies, the “PRC Subsidiaries” and each, a “PRC Subsidiary”);

WHEREAS, the AutoChina Shareholders are the registered owners of all of the outstanding shares of AutoChina (the “AutoChina Shares”);

WHEREAS, subject to the terms and conditions of this Agreement, SCAC, at the Closing, shall acquire all of the AutoChina Shares from the AutoChina Shareholders (the “AutoChina Acquisition”), representing one hundred percent (100%) of the issued share capital of AutoChina; and

WHEREAS, following the Closing, SCAC will be renamed as AutoChina Group Limited or such other name to be approved by SCAC.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1

THE AUTOCHINA ACQUISITION

Section 1.01 Purchase and Sale.  Upon the terms and subject to the conditions hereof, at the Closing (as defined in Section 2.01), the AutoChina Shareholders shall sell, transfer, assign and convey to SCAC, and SCAC shall purchase from the AutoChina Shareholders, all of the right, title and interest of the AutoChina Shareholders in and to the AutoChina Shares representing all of the outstanding shares of AutoChina.

Section 1.02 Purchase Price; Payment Schedule.

(a) Subject to the terms and conditions set forth herein, the aggregate purchase price (the “Purchase Price”) to be paid by SCAC to the AutoChina Shareholders or their designees for the AutoChina Shares shall consist of the allotment and issue to the AutoChina Shareholders of a number of SCAC Ordinary Shares (the “Share Payment”) pursuant to Section 1.02(b)(i), 1.02(b)(ii), 1.02(b)(iii), and 1.02(b)(iv) (provided that the conditions stated in the applicable section is satisfied); and

(b) Subject to Section 1.03 below, the Purchase Price shall be paid in the following manner:

(i) Net Upfront Consideration Shares; Holdback Consideration Shares.

(A) At the Closing, SCAC shall allot and issue to each AutoChina Shareholder the number of SCAC Ordinary Shares equivalent to (i) each AutoChina Shareholder’s shareholding percentage (%) of the issued and outstanding share capital of AutoChina immediately prior to the Closing multiplied by (ii) the Net Upfront Consideration Shares (as defined below), issued in the name of such AutoChina Shareholder.  “Net Upfront Consideration” shall mean an amount equal to: (a) US$68,850,000 less (b) US$6,885,000 in Holdback Consideration Shares (as defined below) (“Holdback Consideration”).  “Net Upfront Consideration Shares” shall mean SCAC Ordinary Shares in an amount calculated by dividing (A) the Net Upfront Consideration by (B) US$8.00.

(B) At the Closing, SCAC shall allot and issue and deposit with American Stock Transfer & Trust Company (the “Escrow Agent”) pursuant to the terms and conditions of a Share Escrow Agreement the form of which is attached hereto as Schedule B, the number of SCAC Ordinary Shares equivalent to the Holdback Consideration Shares (as defined below), issued in the name of the AutoChina Shareholders on a pro rata basis.  “Holdback Consideration Shares” shall mean SCAC Ordinary Shares in an amount calculated by dividing (A) the Holdback Consideration by (B) US$8.00.

(ii) Earn-Out Share Amounts.  If, on a consolidated basis, SCAC achieves or exceeds certain Targeted EBITDA Growth in any of FY2009, FY2010, FY2011, FY2012, and FY2013 (each fiscal year an “Earn-Out Period”), each AutoChina Shareholder shall receive, and SCAC shall issue and deliver, the number of SCAC Ordinary Shares equivalent to (a) each AutoChina Shareholder’s shareholding percentage (%) of the issued and outstanding share capital of AutoChina immediately prior to the Closing multiplied by (b) (A) the applicable Earn-Out Consideration Percentage (%) set forth in the table attached herein as Schedule C multiplied by (B) the number of SCAC Ordinary Shares (excluding any issued and outstanding SCAC Ordinary Shares that are issued in connection with acquisitions, mergers, or like combinations, following the Closing) issued and outstanding on December 31 of the fiscal year immediately prior to the applicable Payment Date (as defined below) (the “Earn-Out Shares”).  The aggregate number of Earn-Out Shares to be awarded to the AutoChina Shareholders if SCAC achieves or exceeds the Targeted EBITDA Growth shall be proportionately adjusted for (a) any increase or decrease in the number of issued SCAC Ordinary Shares resulting from a share split, share dividend, combination or reclassification of the SCAC Ordinary Shares or similar transaction affecting the SCAC Ordinary Shares occurring between December 31 of the fiscal year immediately prior to the applicable Payment Date or (b) any other increase or decrease in the number of issued SCAC Ordinary Shares effected following the Closing without receipt of consideration by SCAC that occurs prior the date of the applicable Payment Date.

(iii) Holdback Consideration Payments.

(A) Net FY2009 EBITDA Holdback Consideration Payment.  If SCAC achieves (i) EBITDA Growth of greater than thirty percent (30%) for FY2009 and (ii) FY2009 EBITDA in excess of US$22,500,000 (the “FY2009 EBITDA Holdback Consideration Release Target”), SCAC shall cause fifty percent (50%) of the Holdback Consideration Shares to be released from the Escrow Agent and transferred to the AutoChina Shareholders on a pro rata basis within twenty (20) days following the delivery of SCAC’s audited consolidated financial statements for FY2009 (the “FY2009 EBITDA Holdback Consideration Release Date”) prepared in accordance with US GAAP (the “FY2009 EBITDA Holdback Consideration Shares”); less a number of SCAC Ordinary Shares in an amount calculated by dividing (A) the amount required to satisfy the Warrantors’ indemnification obligations pursuant to ARTICLE 11 based on the aggregate amount of Damages claimed by an Indemnified Person to a Warrantor pursuant to Section 11.02 on or prior to the FY2009 EBITDA Holdback Consideration Release Date by (B) US$8.00 (such amount, the “Net FY2009 EBITDA Holdback Consideration Shares”); provided, however, in no event shall the Net FY2009 EBITDA Holdback Consideration Shares be less than zero (0).

(B) Net Remaining Holdback Consideration Payment.  SCAC shall cause fifty percent (50%) of the Holdback Consideration Shares to be released from the Escrow Agent and transferred to the AutoChina Shareholders on a pro rata basis (the “Remaining Holdback Consideration Shares”) on the later of the date (i) twenty (20) days following the delivery of SCAC’s audited consolidated financial statements for FY2009 prepared in accordance with US GAAP and (ii) one (1) year following the Closing Date (the “Remaining Holdback Consideration Release Date”); less a number of SCAC Ordinary Shares in an amount calculated by dividing (A) the amount required to satisfy the Warrantors’ indemnification obligations pursuant to ARTICLE 11 based on the aggregate amount of Damages claimed by an Indemnified Person to a Warrantor pursuant to Section 11.02 on or prior to the Remaining Holdback Consideration Release Date by (B) US$8.00 (such amount, the “Net Remaining Holdback Consideration Shares”); provided, however, in no event shall the Net Remaining Holdback Consideration Shares be less than zero (0).

(c) Determination of Earn-Out Shares, Net FY2009 EBITDA Holdback Consideration Shares, and Net Remaining Holdback Consideration Shares.

(i) With respect to determination of (A) the Earn-Out Shares or the Net FY2009 EBITDA Holdback Consideration Shares, within twenty (20) days following the delivery of SCAC’s audited consolidated financial statements for the applicable fiscal year prepared in accordance with US GAAP, and (B) the Net Remaining Holdback Consideration Shares, twenty (20) days prior to the Remaining Holdback Consideration Release Date, SCAC shall determine the EBITDA Growth for the applicable Earn-Out Period and deliver to the Warrantors notice of its determination whether the minimum Targeted EBITDA Growth was satisfied, if applicable, and the actual EBITDA for FY2009 or the applicable Earn-Out Period, and the applicable number of Earn-Out Shares, Net FY2009 EBITDA Holdback Consideration Shares, or Net Remaining Holdback Consideration Shares payable to the AutoChina Shareholders (the “Shares Calculation”).

(ii) If the AutoChina Shareholders disagree in good faith with the Shares Calculation, they shall have ten (10) Business Days from SCAC’s delivery of notice of its determination of the applicable Shares Calculation to deliver to SCAC written objections to the applicable Shares Calculation.  The AutoChina Shareholders may, by written notice to SCAC, waive or shorten such period for objection.  After delivery of any such written objections, an authorized representative of each of SCAC and the AutoChina Shareholders shall promptly negotiate with respect to the applicable Shares Calculation and the objections thereto, and if they are unable to reach an agreement within thirty (30) days after delivery to SCAC of the objections to the applicable Shares Calculation, the dispute shall be submitted to arbitration pursuant to Section 12.09 hereof; and SCAC shall not be required to allot and issue and deliver, or procure the delivery by the Escrow Agent of any Earn-Out Shares, Net FY2009 EBITDA Holdback Consideration Shares, or Net Remaining Holdback Consideration Shares, as applicable, until and to the extent it is so ordered to do so in a final and binding award of an arbitration tribunal pursuant to such arbitration.  Failure to submit a written objection within any required time period shall constitute agreement by the AutoChina Shareholders.  The applicable Shares Calculation, as so adjusted by agreement or by the arbitrator (if required), shall be final and binding on the Parties.

(iii) Within ten (10) Business Days after the determination of the relevant Earn-Out Shares, Net FY2009 EBITDA Holdback Consideration Shares, or Remaining Holdback Consideration Shares, as applicable, in accordance with this Section 1.02(c) (whether pursuant to Section 1.02(c)(i), 1.02(c)(ii), or 12.09, as applicable) (such date, the “Payment Date”), SCAC shall allot and issue and deliver to the AutoChina Shareholders the Earn-Out Shares or instruct the Escrow Agent to release and deliver to the AutoChina Shareholders the Net FY2009 EBITDA Holdback Consideration Shares or Net Remaining Holdback Consideration Shares, as applicable.  All the FY2009 EBITDA Holdback Consideration Shares or Remaining Holdback Consideration Shares not released by the Escrow Agent as Net FY2009 EBITDA Holdback Consideration Shares or Net Remaining Holdback Consideration Shares pursuant to this paragraph shall be transferred to SCAC and shall be immediately cancelled and retired by SCAC.

Section 1.03 Withholding.  If SCAC is required under any provision of applicable Laws to deduct and withhold any amounts with respect to the making of the payment of the Purchase Price, SCAC shall be entitled to deduct and withhold from the payment of the Purchase Price such amounts as required.  To the extent that amounts are so withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the AutoChina Shareholders in respect of whom such deduction and withholding were made by SCAC.

ARTICLE 2

THE CLOSING

Section 2.01 The Closing.  Subject to the terms and conditions of this Agreement, the consummation of the AutoChina Acquisition and the transactions contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at 10:00 a.m., local time, on the Business Day on which the last of the conditions to be fulfilled on or prior to the Closing under ARTICLE 8 is fulfilled, at the offices of Morrison & Foerster, 34th Floor, Edinburgh Tower, The Landmark, 15 Queen’s Road Central, Hong Kong, or at such other time, date or place as the Parties may agree upon in writing.  The date on which the Closing occurs is referred to herein as the “Closing Date.”

Section 2.02 Deliveries.

(a) AutoChina Shareholders.  At the Closing, each AutoChina Shareholder will, and the Warrantors shall cause each AutoChina Shareholder to, (i) assign and transfer to SCAC all of such AutoChina Shareholder’s right, title and interest in and to his, her or its respective portion of the AutoChina Shares by delivering to SCAC the certificates representing such AutoChina Shares, together with a duly executed instrument of transfer in respect thereof, and a copy of the register of members of AutoChina as of the Closing Date written up to effect such transfer, both certified by a director of AutoChina, the Secretary of AutoChina, and AutoChina’s registered agent to be a true and complete copy thereof, and (ii) deliver to SCAC the certificates, opinions and other agreements contemplated by ARTICLE 8 hereof and the other provisions of this Agreement.

(b) SCAC.  At the Closing, SCAC shall issue and deliver the Net Upfront Consideration Shares to the AutoChina Shareholders, duly endorsed for transfer and free and clear of all liens, and a copy of the register of members of SCAC as of the Closing Date written up to effect such transfer, both certified by a director of SCAC and SCAC’s registered agent to be a true and complete copy thereof, representing the Purchase Price to which each of the AutoChina Shareholders is entitled pursuant to Section 1.02(b)(i), and the certificates, opinions and other agreements and instruments contemplated by ARTICLE 8 hereof and the other provisions of this Agreement.

Section 2.03 Transaction Documents.  At the Closing, the following agreements (collectively, the “Transaction Documents”) will have been executed, delivered or otherwise effectuated:

(a) this Agreement;

(b) the Share Escrow Agreement;

(c) the Executive Employment Agreement with each of the Key Employees;

(d) the Indemnification Agreement with each Indemnitee;

(e) the Labor Contract with each of the employees;

(f) the New SCAC Articles;

(g) the Registration Rights Agreement;

(h) the Restructuring Agreements; and

(i) the Voting Agreement.

Section 2.04 Further Assurances.  Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the Parties hereto shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by law, to fulfill its obligations under this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE WARRANTORS

Subject to the exceptions set forth in the Disclosure Schedule and except for the representations and warranties set forth in Sections 3.35, 3.36, 3.37 and 3.38, which are made solely by FounderCo to SCAC, each Warrantor, jointly and severally, represents and warrants to SCAC as of the date hereof and as of the Closing as follows:

Section 3.01 Kaiyuan Real Estate.  Founder, Li Ruiqi (李瑞其), Peng Jinyu (彭晋瑜), and Zhang Zhongwen (张仲文) are the registered and beneficial owners of a ninety-nine and forty-two-hundredths percent (99.42%), sixteen-hundredths percent (0.16%), twenty-six-hundredths percent (0.26%), and sixteen-hundredths percent (0.16%) equity interest, respectively, in Kaiyuan Real Estate, free and clear of all Liens.  There are no options, warrants or other contractual rights outstanding which give any Person except for its existing shareholders the right to acquire or place any Lien against any of the equity interest of Kaiyuan Real Estate owned by each of Founder, Li Ruiqi(李瑞其), Peng Jinyu (彭晋瑜), and Zhang Zhongwen (张仲文), whether or not such rights are presently exercisable.  The registered capital of Kaiyuan Real Estate and the equity ownership of Kaiyuan Real Estate are set forth in Section 3.01 of the Disclosure Schedule.  All of the outstanding equity interest of Kaiyuan Real Estate is validly issued and fully paid.  There are no options, warrants or other contractual rights outstanding which give any Person except for its existing shareholders the right to require and subscribe to any increase of the registered capital of Kaiyuan Real Estate, whether or not such rights are presently exercisable.  Kaiyuan Real Estate does not own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or other entity, except for a two percent (2%) equity interest in Hebei Xuwei Trade Co., Ltd.（河北旭威贸易有限公司） (“Xuwei Trade”), an one percent (1%) equity interest in Hebei Shengrong Kaiyuan Auto Parts Co., Ltd.（河北盛荣开元汽车配件有限公司） (“Shengrong Kaiyuan”), a sixty percent (60%) equity interest in Hebei Kaiyuan Doors and Windows Manufacturing Co., Ltd. (河北开元门窗制造有限公司) (“Kaiyuan Doors and Windows”), a ninety-three percent (93%) equity interest in Hebei Lynch Advertising Co., Ltd. (河北励志广告有限责任公司) (“Hebei Advertising”), and an one hundred percent (100%) equity interest in each of Huiyin Investment, Hua An Investment, Kaiyuan Logistics, and Kaiyuan Auto Trade.  Except for its operations in the auto business through each of Kaiyuan Doors and Windows and Hebei Advertising, Kaiyuan Real Estate was formed solely to acquire and hold an equity interest in each of Xuwei Trade, Shengrong Kaiyuan, Huiyin Investment, Hua An Investment, Kaiyuan Logistics, and Kaiyuan Auto Trade, and since its formation has not engaged in any business and has not incurred any liability except in the ordinary course of acquiring, managing and disposing its equity interest in each of Xuwei Trade, Shengrong Kaiyuan, Huiyin Investment, Hua An Investment, Kaiyuan Logistics, and Kaiyuan Auto Trade.

Section 3.02 Huiyin Investment; Hua An Investment; Kaiyuan Logistics.

(a) Huiyin Investment.  (i) Kaiyuan Real Estate is the registered and beneficial owner of an one hundred percent (100%) equity interest in Huiyin Investment, free and clear of all Liens and (ii) except for the arrangements of equity pledge and contractual rights set out in the Restructuring Agreements there are no options, warrants or other contractual rights outstanding which give any Person except for its existing shareholders the right to acquire or place any Lien against any of the equity interest of Huiyin Investment owned by Kaiyuan Real Estate, whether or not such rights are presently exercisable.  The registered capital of Huiyin Investment and the equity ownership of Huiyin Investment stock are set forth in Section 3.02(a) of the Disclosure Schedule.  All of the equity interest of Huiyin Investment stock is validly issued and fully paid.  There are no options, warrants or other contractual rights outstanding which give any Person the right to require and subscribe to any increase of the registered capital of Huiyin Investment, whether or not such rights are presently exercisable.  Huiyin Investment does not own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or other entity, except for the equity interest in each of the 4S Stores I stock are set forth in Section 3.03(a) of the Disclosure Schedule.  Huiyin Investment was formed solely to acquire and hold an equity interest in each of the 4S Stores I and since its formation has not engaged in any business and has not incurred any liability except in the ordinary course of acquiring, managing and disposing its equity interest in each of the 4S Stores I.

(b) Hua An Investment.  (i) Kaiyuan Real Estate is the registered and beneficial owner of an one hundred percent (100%) equity interest in Hua An Investment, free and clear of all Liens and (ii) except for the arrangements of equity pledge and contractual rights set out in the Restructuring Agreements, there are no options, warrants or other contractual rights outstanding which give any Person the right to acquire or place any Lien against any of the equity interest of Hua An Investment owned by Kaiyuan Real Estate, whether or not such rights are presently exercisable.  The registered capital of Hua An Investment and the equity ownership of Hua An Investment are set forth in Section 3.02(b) of the Disclosure Schedule.  All of the equity interest of Huiyin Investment stock is validly issued and fully paid.  There are no options, warrants or other contractual rights outstanding which give any Person except for its existing shareholders the right to require and subscribe to any increase of the registered capital of Hua An Investment, whether or not such rights are presently exercisable.  Hua An Investment does not own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or other entity, except for the equity interest in each of the 4S Stores II and Tianmei Insurance set forth in Section 3.03(b) and Section 3.03(c) of the Disclosure Schedule.  Hua An Investment was formed solely to acquire and hold an equity interest in each of the 4S Stores II and Tianmei Insurance and since its formation has not engaged in any business and has not incurred any liability except in the ordinary course of acquiring, managing and disposing its equity interest in each of the 4S Stores II and Tianmei Insurance.

(c) Kaiyuan Logistics.  (i) Kaiyuan Real Estate is the registered and beneficial owner of an one hundred percent (100%) equity interest in Kaiyuan Logistics, free and clear of all Liens and (ii) except for the arrangements of equity pledge and contractual rights set out in the Restructuring Agreements, there are no options, warrants or other contractual rights outstanding which give any Person the right to acquire or place any Lien against any of the equity interest of Kaiyuan Logistics owned by Kaiyuan Real Estate, whether or not such rights are presently exercisable.  The registered capital of Kaiyuan Logistics and the equity ownership of Kaiyuan Logistics stock are set forth in Section 3.02(c) of the Disclosure Schedule.  All of the equity interest of Kaiyuan Logistics is validly issued and fully paid.  There are no options, warrants or other contractual rights outstanding which give any Person except for its existing shareholders the right to require and subscribe to any increase of the registered capital of Kaiyuan Logistics, whether or not such rights are presently exercisable.  Kaiyuan Logistics does not own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or other entity, except for an one hundred percent (100%) equity interest in each of the Transportation Companies I and a twenty percent (20%) equity interest in each of Daixian Shijie Transportation and Xinzhou Shijie Transportation.  Kaiyuan Logistics was formed solely to acquire and hold an equity interest in each of the Transportation Companies I, Daixian Shijie Transportation, and Xinzhou Shijie Transportation, and since its formation has not engaged in any business and has not incurred any liability except in the ordinary course of acquiring, managing and disposing its equity interest in each of the Transportation Companies I.

Section 3.03 The 4S Stores I; The 4S Stores II; Tianmei Insurance; The Transportation Companies I; Transportation Companies II; Kaiyuan Auto Trade.

(a) The 4S Stores I.  Huiyin Investment is the registered and beneficial owner of the equity interest in each of the 4S Stores I set forth in Section 3.03(a) of the Disclosure Schedule, free and clear of all Liens.  Except for the arrangements of equity pledge and contractual rights set out in the Restructuring Agreements, there are no options, warrants or other contractual rights outstanding which give any Person the right to acquire or place any Lien against any of the equity interest each of the 4S Stores I owned by Huiyin Investment, whether or not such rights are presently exercisable.  The registered capital of each of the 4S Stores I and the equity ownership of each of the 4S Stores I set forth in Section 3.03(a) of the Disclosure Schedule.  All of the equity interest of each of the 4S Stores I is validly issued and fully paid.  There are no options, warrants or other contractual rights outstanding which give any Person except for its existing shareholders the right to require and subscribe to any increase of the registered capital of each of the 4S Stores I, whether or not such rights are presently exercisable.  Each of the 4S Stores I does not own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or other entity.

(b) The 4S Stores II.  Hua An Investment is the registered and beneficial owner of the equity interest in each of the 4S Stores II set forth in Section 3.03(b) of the Disclosure Schedule, free and clear of all Liens.  Except for the arrangements of equity pledge and contractual rights set out in the Restructuring Agreements, there are no options, warrants or other contractual rights outstanding which give any Person the right to acquire or place any Lien against any of the equity interest each of the 4S Stores II owned by Hua An Investment, whether or not such rights are presently exercisable.  The registered capital of each of the 4S Stores II and the equity ownership of each of the 4S Stores II stock are set forth in Section 3.03(b) of the Disclosure Schedule.  All of the equity interest of each of the 4S Stores II stock is validly issued and fully paid.  There are no options, warrants or other contractual rights outstanding which give any Person except for its existing shareholders the right to require and subscribe to any increase of the registered capital of each of the 4S Stores II, whether or not such rights are presently exercisable.  Except as specifically described in Section 3.03(b) of the Disclosure Schedule, each of the 4S Stores II does not own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or other entity.

(c) Tianmei Insurance.  Hua An Investment is the registered and beneficial owner of an one hundred percent (100%) equity interest in Tianmei Insurance, free and clear of all Liens.  Except for the arrangements of equity pledge and contractual rights set out in the Restructuring Agreements, there are no options, warrants or other contractual rights outstanding which give any Person the right to acquire or place any Lien against any of the equity interest of Tianmei Insurance owned by Hua An Investment, whether or not such rights are presently exercisable.  The registered capital of Tianmei Insurance and the equity ownership of Tianmei Insurance stock are set forth in Section 3.03(c) of the Disclosure Schedule.  All of the equity interest of Tianmei Insurance stock is validly issued and fully paid.  There are no options, warrants or other contractual rights outstanding which give any Person except for its existing shareholders the right to require and subscribe to any increase of the registered capital of Tianmei Insurance, whether or not such rights are presently exercisable.  Tianmei Insurance does not own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or other entity.

(d) The Transportation Companies I.  Kaiyuan Logistics is the registered and beneficial owner of an one hundred percent (100%) equity interest in each of the Transportation Companies I, free and clear of all Liens.  Except for the arrangements of equity pledge and contractual rights set out in the Restructuring Agreements, there are no options, warrants or other contractual rights outstanding which give any Person the right to acquire or place any Lien against any of the equity interest each of the Transportation Companies I owned by Kaiyuan Logistics, whether or not such rights are presently exercisable.  The registered capital of each of the Transportation Companies I and the equity ownership of each of the Transportation Companies I stock are set forth in Section 3.03(d) of the Disclosure Schedule.  All of the equity interest of each of the Transportation Companies I stock is validly issued and fully paid.  There are no options, warrants or other contractual rights outstanding which give any Person except for its existing shareholders the right to require and subscribe to any increase of the registered capital of each of the Transportation Companies I, whether or not such rights are presently exercisable.  Each of the Transportation Companies I does not own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or other entity.

(e) Kaiyuan Auto Trade.  Kaiyuan Real Estate is the registered and beneficial owner of an one hundred percent (100%) equity interest in Kaiyuan Auto Trade, free and clear of all Liens.  Except for the arrangements of equity pledge and contractual rights set out in the Restructuring Agreements, there are no options, warrants or other contractual rights outstanding which give any Person the right to acquire or place any Lien against any of the equity interest of Kaiyuan Auto Trade owned by Kaiyuan Real Estate, whether or not such rights are presently exercisable.  The registered capital of Kaiyuan Auto Trade and the equity ownership of Kaiyuan Auto Trade stock are set forth in Section 3.03(e) of the Disclosure Schedule.  All of the equity interest of Kaiyuan Auto Trade stock is validly issued and fully paid.  There are no options, warrants or other contractual rights outstanding which give any Person except for its existing shareholders the right to require and subscribe to any increase of the registered capital of Kaiyuan Auto Trade, whether or not such rights are presently exercisable.  Except for the equity interest in Chuanglian Auto Trade, Kaiyuan Auto Trade does not own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or other entity.

(f) The Transportation Companies II.  Chuanglian Auto Trade is the registered and beneficial owner of an one hundred percent (100%) equity interest in each of the Transportation Companies II, free and clear of all Liens.  There are no options, warrants or other contractual rights outstanding which give any Person the right to acquire or place any Lien against any of the equity interest each of the Transportation Companies II owned by Chuanglian Auto Trade, whether or not such rights are presently exercisable.  The registered capital of each of the Transportation Companies II and the equity ownership of each of the Transportation Companies II stock are set forth in Section 3.03(f) of the Disclosure Schedule.  All of the equity interest of each of the Transportation Companies II stock is validly issued and fully paid.  There are no options, warrants or other contractual rights outstanding which give any Person except for its existing shareholders the right to require and subscribe to any increase of the registered capital of each of the Transportation Companies II, whether or not such rights are presently exercisable.  Each of the Transportation Companies II does not own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or other entity.

Section 3.04 Chuanglian Auto Trade.  Kaiyuan Auto Trade is the registered and beneficial owner of a one hundred percent (100%) equity interest in Chuanglian Auto Trade, free and clear of all Liens.  Except for the arrangements of equity pledge and contractual rights set out in the Restructuring Agreements, there are no options, warrants or other contractual rights outstanding which give any Person the right to acquire or place any Lien against any of the equity interest of Chuanglian Auto Trade owned by Kaiyuan Auto Trade, whether or not such rights are presently exercisable.  The registered capital of Chuanglian Auto Trade and the equity ownership of Chuanglian Auto Trade stock are set forth in Section 3.04 of the Disclosure Schedule.  All of the equity interest of Chuanglian Auto Trade stock is validly issued and fully paid.  There are no options, warrants or other contractual rights outstanding which give any Person except for its existing shareholders the right to require and subscribe to any increase of the registered capital of Chuanglian Auto Trade, whether or not such rights are presently exercisable.  Chuanglian Auto Trade does not own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or other entity, except for the equity interest in each of the Transportation Companies II stock are set forth in Section 3.04 of the Disclosure Schedule.  Chuanglian Auto Trade was formed solely to acquire and hold an equity interest in each of the Transportation Companies II and since its formation has not engaged in any business and has not incurred any liability except in the ordinary course of acquiring, managing and disposing its equity interest in each of the Transportation Companies II.

Section 3.05 FounderCo.  (i) Wang is the registered and beneficial owner of all of the capital stock of FounderCo, free and clear of all Liens and (ii) there are no options, warrants or other contractual rights outstanding which give any Person the right to acquire or place any Lien against any of the capital stock of FounderCo owned by Wang whether or not such rights are presently exercisable.  The authorized capital of FounderCo and the total number of the issued and outstanding shares of FounderCo capital stock are set forth in Section 3.05 of the Disclosure Schedule.  All of the outstanding shares of FounderCo capital stock are validly issued and fully paid.  There are no options, warrants or other contractual rights outstanding which give any Person the right to require and subscribe to any issuance of any capital stock of FounderCo, whether or not such rights are presently exercisable.  FounderCo does not own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or other entity, except for 1,000 Shares in AutoChina.  FounderCo was formed solely to acquire and hold an equity interest in AutoChina and since its formation has not engaged in any business and has not incurred any liability except in the ordinary course of acquiring, managing and disposing its equity interest in AutoChina.

Section 3.06 AutoChina.  The AutoChina Shareholders are the registered and beneficial owners of the AutoChina Shares in the amounts set forth in Section 3.06 of the Disclosure Schedule, free and clear of all Liens.  Such shares constitute all of the share capital of AutoChina.  Except for the arrangements of equity pledge and contractual rights set out in the Restructuring Agreements, there are no options, warrants or other contractual rights outstanding which give any Person the right to acquire or place any Lien against any of the AutoChina Shares owned by the AutoChina Shareholders, whether or not such rights are presently exercisable.  The authorized capital of AutoChina and the total number of the issued and outstanding AutoChina Shares are set forth in Section 3.06 of the Disclosure Schedule.  All of the outstanding AutoChina Shares are validly issued and fully paid.  There are no options, warrants or other contractual rights outstanding which give any Person except for its existing shareholders the right to require and subscribe to any issuance of any of the share capital of AutoChina, whether or not such rights are presently exercisable.  AutoChina does not own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or other entity, except for 10,000 shares of a nominal or par value of HKD$1.00 each in Fancy Think.  AutoChina was formed solely to acquire and hold an equity interest in Fancy Think and since its formation has not engaged in any business and has not incurred any liability except in the ordinary course of acquiring, managing and disposing its equity interest in Fancy Think.

Section 3.07 Fancy Think.  AutoChina is the registered and beneficial owner of all of the capital stock of Fancy Think, free and clear of all Liens.  Except for the arrangements of equity pledge and contractual rights set out in the Restructuring Agreements, there are no options, warrants or other contractual rights outstanding which give any Person the right to acquire or place any Lien against any of the capital stock of Fancy Think owned by AutoChina, whether or not such rights are presently exercisable.  The authorized capital of Fancy Think and the total number of the issued and outstanding shares of Fancy Think capital stock are set forth in Section 3.07 of the Disclosure Schedule.  All of the outstanding shares of Fancy Think capital stock are validly issued and fully paid.  There are no options, warrants or other contractual rights outstanding which give any Person except for its existing shareholders the right to require and subscribe to any issuance of any capital stock of Fancy Think, whether or not such rights are presently exercisable.  Fancy Think does not own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or other entity, except for an one hundred percent (100%) equity interest in Chuanglian.  Fancy Think was formed solely to acquire and hold an equity interest in Chuanglian and since its formation has not engaged in any business and has not incurred any liability except in the ordinary course of acquiring, managing and disposing its equity interest in Chuanglian.

Section 3.08 Chuanglian.  Fancy Think is the registered and beneficial owner of an one hundred percent (100%) equity interest in Chuanglian, free and clear of all Liens.  Except for the arrangements of equity pledge and contractual rights set out in the Restructuring Agreements, there are no options, warrants or other contractual rights outstanding which give any Person the right to acquire or place any Lien against any of the equity interest of Chuanglian owned by Chuanglian, whether or not such rights are presently exercisable.  The registered capital of Chuanglian and the equity ownership of Chuanglian stock are set forth in Section 3.08 of the Disclosure Schedule.  All of the equity interest of Chuanglian is validly issued and fully paid.  There are no options, warrants or other contractual rights outstanding which give any Person except for its existing shareholders the right to require and subscribe to any increase of the registered capital of Chuanglian, whether or not such rights are presently exercisable.  Chuanglian does not own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or other entity, except for (i) an one hundred percent (100%) equity interest in each of the Auto Service Companies and (ii) Control over all of the operations of each of Huiyin Investment, Hua An Investment, Kaiyuan Logistics, and Kaiyuan Auto Trade (the “Chuanglian Controlled Companies”), in each case through certain contractual arrangements as described in details in Section 3.08 of the Disclosure Schedule.  Chuanglian exercises de facto control over the operations of each of the Chuanglian Controlled Companies such that each of the Chuanglian Controlled Companies qualify as a “special purpose entity” under SIC 12, “Consolidation – Special Purpose Entities,” under IFRS or a “variable interest entity” under FIN 46 of US GAAP and are required to be consolidated with Chuanglian for financial statement reporting purposes.  Chuanglian was formed solely to (i) acquire and hold an equity interest in each of the Auto Service Companies and (ii) Control through certain contractual arrangements each of Huiyin Investment, Hua An Investment, Kaiyuan Logistics, and Kaiyuan Auto Trade, and since its formation has not engaged in any business and has not incurred any liability except in the ordinary course of acquiring, managing and disposing its (i) equity interest in each of the Auto Service Companies and (ii) Control through certain contractual arrangements with each of Huiyin Investment, Hua An Investment, Kaiyuan Logistics, and Kaiyuan Auto Trade.

Section 3.09 Organization of PRC Subsidiaries.  Section 3.09 of the Disclosure Schedule sets forth the name, the registered address, the legal representative, the date of establishment, the directors, and the valid duration and the registered capital of each PRC Subsidiary.  The registered capital of each of the PRC Subsidiaries is fully paid as required in accordance with applicable PRC laws.

Section 3.10 Organization of each Group Company.  Each Group Company is duly organized, validly existing and in good standing under the laws of its place of incorporation.  Each Group Company is duly qualified to do business in each of the jurisdictions in which the property owned, leased or operated by such Group Company or the nature of the business which it conducts requires qualification, or if not so qualified, such failure or failures, singly or in the aggregate, would not have an AutoChina Material Adverse Effect.  Each Group Company has all requisite power and authority to own, lease and operate its Assets and Properties and to carry on its business as now being conducted and as presently proposed to be conducted, subject to necessary approvals of the relevant Governmental Authorities, as presently contemplated to be conducted.  Section 3.10 of the Disclosure Schedule sets forth the name of each of the directors of each Group Company (excluding the PRC Subsidiaries).

Section 3.11 Authority and Corporate Action; No Conflict.

(a) Each Warrantor has all necessary power and authority to enter into this Agreement and any other Transaction Documents to which it is a party and to consummate the AutoChina Acquisition and other transactions contemplated hereby and thereby.  All action, corporate and otherwise, necessary to be taken by any Warrantor to authorize the execution, delivery and performance of Transaction Documents and all other agreements and instruments delivered by any Warrantor in connection with the AutoChina Acquisition has been duly and validly taken.  Each of this Agreement and any other Transaction Documents to which any Warrantor is a party has been duly executed and delivered by any Warrantor and constitutes the valid, binding, and enforceable obligation of each Warrantor, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b) Neither the execution and delivery of this Agreement or any other Transaction Documents contemplated hereby by each Warrantor nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with, result in a breach or violation of or constitute (or with notice or lapse of time or both constitute) a default under, (A) the charter documents of any Warrantor or Group Company or (B) any law, statute, regulation, order, judgment or decree or any instrument, contract or other agreement to which any Warrantor or Group Company is a party or by which it (or any of its Assets and Properties); (ii) result in the creation of, or give any party the right to create, any Lien upon the Assets and Properties of any Warrantor or Group Company; (iii) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any contract to which any Warrantor or Group Company is a party; or (iv) result in any suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, qualification, authorization or approval applicable to any Warrantor or Group Company.

Section 3.12 Consents and Approvals.  The execution and delivery of this Agreement and any other Transaction Documents by each Warrantor does not, and the performance of this Agreement and any other Transaction Documents by it will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority in PRC.

Section 3.13 Licenses, Permits, Etc.  The Group Companies possess or will possess prior to the Closing all Material Permits (for the purposes of this Section 3.13, “Material Permits” shall mean all Permits necessary to own and operate the Business, except for those the absence of which, singly or in the aggregate, would not have an AutoChina Material Adverse Effect).  Such Material Permits possessed as of the date of the Agreement are as set forth on Section 3.13 of the Disclosure Schedule.  True, complete and correct copies of the Material Permits issued to each of the Group Companies have previously been delivered to SCAC.  All such Material Permits are in full force and effect and each of the Group Companies and their respective officers, directors, employees, representatives and agents has complied, and each Group Company will comply, and shall cause its respective officers, directors, employees, representatives and agents to comply, with all terms of such Material Permits and will take any and all actions necessary to ensure that all such Material Permits remain in full force and effect and that the terms of such Material Permits are not violated through the Closing Date.  No Group Company is in default under any of such Material Permits.  To the Best Knowledge of the Warrantors, no event has occurred and no condition exists which, with the giving of notice, the passage of time, or both, would constitute a default thereunder.  Neither the execution and delivery of this Agreement, other Transaction Documents or other documents contemplated hereby or thereby nor the consummation of the transactions contemplated hereby or thereby nor compliance by any Group Company with any of the provisions hereof or thereof will result in any suspension, revocation, impairment, forfeiture or nonrenewal of any Material Permit applicable to the Business.

Section 3.14 Taxes, Tax Returns and Audits.

(a) To the Best Knowledge of the Warrantors, all Tax Returns required to be filed in respect of each of the Group Companies have been duly and timely filed, have been prepared in compliance with all applicable Laws, and are true, correct and complete in all material aspects.  All Taxes due and payable by each of the Group Companies, whether or not shown as due on such Tax Returns, have been fully paid when due, or, if at the direction of the relevant Governmental Authorities.  Each of the Group Companies has established adequate reserves on their respective books of account for all Taxes and for the liability for deferred income Taxes payable in respect of each Group Company.

(b) There are no agreements or applications of any Group Company existing for an extension of time for the assessment or payment of any Pre-Closing Taxes and no waivers of the statute of limitations in respect of such Taxes.  There are no Tax Liens on any of the Assets and Properties of any Group Company except for Liens for Taxes not yet due.  No Group Company has received any claim from any taxing authority in a jurisdiction in which any Group Company is or may be subject to taxation and in which any Group Company has failed to file Tax Returns required by that jurisdiction.

(c) No Group Company has ever been a party to or bound by any Tax indemnity, Tax sharing or similar agreement and no Group Company has any material liability for any Taxes of any other Person.  Each Group Company has withheld or deducted, in accordance with applicable Laws or the requirements of the relevant Governmental Authorities, all Taxes or other amounts from payments to employees, independent contractors, creditors, shareholders, or any other Persons from which Taxes are required to be deducted or withheld and has timely paid over such Taxes or other amounts to the appropriate Governmental Authorities to the extent due and payable.

(d) No Warrantor expects, and, to the Best Knowledge of the Warrantors, no officer or director of any Group Company expects, any authority to assert a material claim for additional Taxes for any period for which Tax Returns have been filed.  Section 3.14(d) of the Disclosure Schedule lists all the relevant Governmental Authorities in charge of taxation in which Tax Returns are filed with respect to each Group Company.  No Group Company has filed any Tax Return that is currently the subject of audit or has been audited since January 1, 2004.  None of the Warrantors and the Group Companies has received any notice that any Governmental Authority will audit or examine (except for any general audits or examinations routinely performed by such Governmental Authorities), seek information with respect to, or make material claims or assessments with respect to any Taxes for any period.  The Group Companies have delivered to SCAC correct and complete copies of all annual Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any Group Company for and during FY2005, FY2006, and FY2007, and all Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by any Group Company for the nine (9) month period ended September 30, 2008.

(e) No Group Company (i) is currently engaged in the conduct of a trade or business within the United States; (ii) is a corporation or other entity organized or incorporated in the United States; (iii) has a branch or other permanent establishment in any country outside its country of incorporation or organization; or (iv) has United States real property interests described in Section 897 of the United States Internal Revenue Code of 1986, as amended.

Section 3.15 Financial Statements.  Prior to the execution of this Agreement, the Warrantors have delivered to SCAC (a) the audited consolidated financial statements of AutoChina audited by AutoChina’s Accountants, in accordance with US GAAP for FY2005, FY2006 and FY2007 (the “FY2007 AutoChina Consolidated Financials”), and (b) the consolidated unaudited financial statements of AutoChina for the nine (9) month period ended September 30, 2008, prepared in accordance with US GAAP (the “Interim Financials”).  The FY2007 AutoChina Consolidated Financials and the Interim Financials fairly present the financial condition and result of operations of the Group Companies as of the respective dates thereof and for the periods covered thereby.  The FY2007 AutoChina Consolidated Financials and the Interim Financials are attached to this Agreement as Section 3.15 of the Disclosure Schedule.

Section 3.16 Absence of Certain Changes.  No Group Company has, since December 31, 2007:

(a) issued, delivered or agreed to issue or deliver any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury), or granted or agreed to grant any options (including employee stock options), warrants or other rights for the issue thereof;

(b) borrowed or agreed to borrow any funds exceeding RMB3,000,000 (or other currency equivalent);

(c) incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due exceeding RMB1,000,000 (or other currency equivalent), except current liabilities for trade obligations incurred in the ordinary course of business and consistent with prior practice;

(d) discharged or satisfied any encumbrance exceeding RMB1,000,000 (or other currency equivalent) other than those then required to be discharged or satisfied, or paid any obligation or liability other than current liabilities shown on the FY2007 AutoChina Consolidated Financials, and liabilities incurred since December 31, 2007, in the ordinary course of business and consistent with prior practice;

(e) sold, transferred, leased to others or otherwise disposed of any Assets and Properties exceeding RMB1,000,000 (or other currency equivalent), except for inventories sold in the ordinary course of business and Assets and Properties no longer used or useful in the conduct of its business, or canceled or compromised any debt or claim of RMB1,000,000 or more, or waived or released any right of substantial value;

(f) received any written notice of termination of any Material Contract, Lease or other agreement, or suffered any damage, destruction or loss exceeding RMB1,000,000 (or other currency equivalent) (whether or not covered by insurance) which, in any case or in the aggregate, has had, or might reasonably be expected to have, an AutoChina Material Adverse Effect;

(g) had any material change in its relations with its employees, clients or insurance carriers which has had or might reasonably be expected to have an AutoChina Material Adverse Effect;

(h) transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any Intellectual Property or modified any existing rights with respect thereto;

(i) declared or made, or agreed to declare or make, any payment of dividends or distributions of any Assets and Properties of any kind whatsoever to any shareholder of any Group Company or any affiliate of any shareholder of any Group Company, or purchased or redeemed, or agreed to purchase or redeem, any of its share capital, or made or agreed to make any payment to any shareholder of any Group Company or any affiliate of any shareholder of any Group Company, whether on account of debt, management fees or otherwise;

(j) suffered any other AutoChina Material Adverse Effect; or

(k) entered into any agreement or made any commitment to take any of the types of action described in any of the foregoing clauses (other than clauses (f), (g) or (j)).

Section 3.17 No Undisclosed Liabilities.  No Group Company has any other liabilities, whether known or unknown, absolute, accrued, contingent or otherwise.

Section 3.18 Tangible Personal Property.  The Group Companies are in possession of and have good title to, or have valid leasehold interests in or valid contractual rights to use all tangible personal property used in the conduct of the Business, including the tangible personal property reflected in the FY2007 AutoChina Consolidated Financials and tangible personal property acquired since December 31, 2007 (collectively, the “Tangible Personal Property”).  All Tangible Personal Property is free and clear of all Liens, other than Permitted Liens, and is in good order and condition, ordinary wear and tear excepted, and its use complies in all material respects with all applicable Laws.  None of the Group Companies has granted any lease, sublease, tenancy or license of any portion of the Tangible Personal Property.  During the three (3) year period prior to the date hereof, the operations of the Business, as a whole, or of any Group Company, have not been interrupted for a period of more than twenty-four (24) consecutive hours in any twelve (12) month period due to inadequate maintenance of the Tangible Personal Property.

Section 3.19 Non-Real Estate Leases.  There are no Assets and Properties (other than Real Property and Real Estate Leases) involving an annual rental payment of RMB250,000 or more that are leased from any third party under an existing lease that are possessed and used by any Group Company as of the date of this Agreement in the operation of the Business.  All such leases are referred to herein as the “Non-Real Estate Leases.”

Section 3.20 Accounts Receivable.  The accounts receivable of each Group Company created after December 31, 2007, but prior to the Closing Date, are bona fide accounts receivable, created in the ordinary course of business and subject to historical rates of uncollected liabilities, as reserved against the concerned Group Company’s financial statements.  To the Best Knowledge of the Warrantors, these accounts receivable are collectible within periods of time normally prevailing in the industry at the aggregate recorded amounts thereof.

Section 3.21 Inventory.  The inventory of each Group Company consists of items of quality and quantity useable or saleable in the ordinary course of business at regular sales prices, subject to (a) changes in price levels as a result of economic and market conditions and (b) changes as a result of any industry-wide requirements of any relevant Governmental Authorities.  Save as otherwise provided for in the relevant supply, purchase or sale contract regarding the inventory or by operation of law, each of the Group Companies has good and marketable title to all inventory used in its business.

Section 3.22 Contracts.

(a) Section 3.22(a) of the Disclosure Schedule (with paragraph references corresponding to those set forth below) contains a true and complete list of each of the following Contracts, to which any Group Company is a party or by which any of its respective Assets and Properties is currently bound (including Contracts that have expired by their terms or otherwise terminated but have liabilities that continue to attach to any Group Company) (the “Material Contracts”):

(i) (A) any Contract providing for a commitment of employment or consultation services for a specified or unspecified term which involves payments of RMB100,000 or more per year, the name, position and rate of compensation of each Person party to such a Contract and the expiration date of each such Contract; and (B) any written or unwritten promises or courses of conduct involving an obligation of any Group Company to make payments to any employee, consultant, or agent of any Group Company of RMB100,000 or more per year, other than with respect to salary or incentive compensation payments in the ordinary course of business;

(ii) all Contracts with any Group Company containing a provision prohibiting or limiting the ability of any Group Company to engage in any business activity, which prohibition or limitation would result in, or could reasonably be expected to result in, have an AutoChina Material Adverse Effect, or compete with any Person;

(iii) all partnership, joint venture, shareholders’ or other similar Contracts with any Person;

(iv) all Contracts relating to any Indebtedness of any Group Company in the amount of RMB1,000,000 or more;

(v) all Contracts between any Group Company and all the top-10 suppliers of the Group Companies in the aggregate;

(vi) all Contracts involving the grant of a license by any party (other than AutoChina) and involving payments of RMB1,000,000 or more, except standard licenses purchased by any Group Company for off-the-shelf software;

(vii) all Contracts relating to (A) the future disposition or acquisition of any Assets and Properties with a value of RMB1,000,000 or more, other than dispositions or acquisitions in the ordinary course of business consistent with past practice, and (B) any Acquisition Proposal;

(viii) any Contract which involves payment by or to any Group Company in the amount of RMB500,000 or more between or among any Group Company, on the one hand, and any AutoChina Shareholder, or officer, director, Affiliate or Associate of AutoChina Shareholder or any Associate of any such officer, director or Affiliate (other than any Group Company), on the other hand;

(ix) all collective bargaining or similar Labor Contracts;

(x) all Contracts in which any Group Company agrees to provide indemnification;

(xi) all Contracts that (A) limit or contain restrictions on the ability of any Group Company (x) to declare or pay dividends on, to make any other distribution in respect of or to issue or purchase, redeem or otherwise acquire its capital shares, (y) to incur Indebtedness, to incur or suffer to exist any Lien or to purchase or sell any Assets and Properties, in each case, the contractual value thereof being RMB250,000 or more, (z) to change the lines of business in which it participates or engages or to engage in any Acquisition Proposal or (B) require any Group Company to maintain specified financial ratios or levels of net worth or other indicia of financial condition;

(xii) all other Contracts (other than those executed in the ordinary course of business) that are reasonably likely to involve the payment or potential payments, pursuant to the terms of any such Contract, by or to any Group Company of more than RMB1,000,000 in the aggregate and that involve rights or obligations that extend for more than one year from the date of execution of such Contract; and

(xiii)  all Contracts, including but not limited to, dealer or distributor agreements, and franchise agreements, between any Group Company and the automobile suppliers relating to the (i) sale of certain brands of vehicles and (ii) distribution or supply of vehicles.

(b) Each Material Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of each party thereto; and neither any Group Company nor, to the Best Knowledge of any Warrantor, any other party to any Material Contract is, or has received notice that it is, in material violation or breach of or default under any such Material Contract (or with notice or lapse of time or both, would be in material violation or material default under any such Material Contract) or that another party to a Material Contract listed in Section 3.22(a) of the Disclosure Schedule intends to cancel, terminate or refuse to renew such Material Contract.

(c) None of the Group Companies is a party to or bound by any Contract that could result, individually or in the aggregate with any other such Contracts, in an AutoChina Material Adverse Effect.

(d) AutoChina has delivered to SCAC true and complete copies (or, if not in writing, reasonably complete and accurate written descriptions) of each Material Contract or other arrangement required to be listed on Section 3.22(a) of the Disclosure Schedule, together with all amendments and supplements thereto.

Section 3.23 Intellectual Property Rights.

(a) Each Group Company (i) has independently developed and owns free and clear of all claims, security interests, liens and other encumbrances, or (ii) has the valid right or license, to use all products, materials, software, tools, software tools, computer programs, specifications, improvements, discoveries, enterprise or business names, logos, data, information and inventions, and all documentation and media constituting, describing or relating to the foregoing that is required or used in its business as currently conducted or as proposed to be conducted together with all Proprietary Rights in or to all of the foregoing (collectively, the “Group Company Technology”).  The processes and methods employed, the services provided, the businesses conducted, and the products manufactured, used or dealt in by each Group Company does not, or at the time of being employed, provided, conducted, manufactured, used or dealt in did not infringe the rights of any other Person in any Proprietary Rights.  There is not, nor has there been at any time, any unauthorized use or infringement by any Person of any of the Group Company Technology.

(b) Each of the Group Company’s registered patents, copyrights, trademarks and service marks are in full force and effect, are not subject to any taxes, and each Group Company is current on all the maintenance fees with respect thereto.

(c) No current or former employee, contractor or consultant of a Group Company has developed any Group Company Technology that is subject to any agreement under which such employee, contractor or consultant has assigned or otherwise granted to any third party any rights in or to such Group Company Technology.

(d) Each Group Company has used commercially reasonable efforts to maintain and diligently enforce commercially reasonable procedures to protect all confidential information relating to the Group Company Technology.

(e) No Group Company owns or possesses any Proprietary Rights.

Section 3.24 Title to and Condition of Assets.

(a) Except as set forth in Section 3.24(a) of the Disclosure Schedule, each of the Group Companies has good and marketable title to all the Real Property owned by it.  None of such Real Property is subject to any Lien, option to purchase or lease, easement, restriction, covenant, condition or imperfection of title or adverse claim of any nature.

(b) To the Best Knowledge of the Warrantors, all buildings, structures, improvements, fixtures, facilities, equipment, all components of all buildings, structures and other improvements included within the Real Property, including, but not limited to, the roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facilities included therein conform in all material respects to all applicable Laws of every Governmental Authority having jurisdiction over any of the Real Property, and every instrumentality or agency thereof.  To the Best Knowledge of the Warrantors, there are no unsatisfied requests for any repairs, restorations or improvements to the Real Property from any Governmental Authority.  There are no outstanding Contracts made by any Group Company for any improvements to the Real Property for which there is an outstanding amount payable of RMB500,000 or more.  No person, other than the Group Companies, owns any equipment or other tangible assets or properties situated on the Real Property material to the operation of the Business.

(c) The use and operation of the Real Property is in full compliance in all material respects with all applicable Laws, covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the Real Property and, effective as of the Closing, each of the Group Companies shall have the right under all applicable Laws to continue the use and operation of the Real Property in the conduct of the Business.  During the three (3) year period prior to the date hereof, no Group Company has received any written notice of any material violation (or claimed material violation) of or investigation of such material violation (or claimed material violation) regarding any applicable Laws in relation to the Real Property, which notice or investigation resulted in a penalty or fine in an amount equal to RMB10,000 or more or resulted in any order restricting the use by any Group Company of any Real Property.

(d) To the Best Knowledge of the Warrantors, none of the buildings, structures and other improvements located on the Real Property, the appurtenances thereto or the equipment therein or the operation or maintenance thereof violates any restrictive covenant or encroaches on any property owned by others or any easement, right of way or other encumbrance or restriction affecting or burdening such Real Property in any manner, nor does any building or structure of any third party encroach upon the Real Property or any easement or right of way benefiting the Real Property.

(e) No Group Company has received written notice of, or otherwise had knowledge of, any condemnation, fire, health, safety, building, environmental, Hazardous Substances, pollution control, zoning or other land use regulatory proceedings instituted but not settled which would have an effect on the ownership, use and operation of any portion of the Real Property for its intended purpose or the value of any material portion of the Real Property.

(f) To the Best Knowledge of the Warrantors, all the facilities and utilities required by the operations of the Business or otherwise required by any applicable Law are installed to the property lines of the Real Property, are connected pursuant to valid permits to municipal or public utility services or proper drainage facilities to permit full compliance with the requirement of all Laws.  As of the date hereof, no Group Company has received any written notice notifying the existence of any fact or circumstance which could result in the termination or reduction of the current access from the Real Property to existing roads or to sewer or other utility services presently serving the Real Property.

(g) All Permits, certificates, easements and rights of way, including proof of dedication, as applicable, required from all Governmental Authorities having jurisdiction over the Real Property for the use and operation of the Real Property in the conduct of the Business and to ensure vehicular and pedestrian ingress to and egress from the Real Property have been obtained.

(h) No Group Company has received written notice and has any knowledge of any pending or threatened condemnation proceeding affecting the Real Property or any part thereof or of any sale or other disposition of the Real Property or any part thereof in lieu of condemnation.

(i) No portion of the Real Property, during the three (3) year period prior to the date hereof, has suffered any material damage by fire or other casualty which has not heretofore been completely repaired and restored to its original condition.

(j) To the Best Knowledge of the Warrantors, there are no encroachments or other facts or conditions affecting the Real Property which would, individually or in the aggregate, interfere in any material respect with the use, occupancy or operation thereof as used, occupied and operated in the conduct of the Business.

(k) Section 3.24(k) of the Disclosure Schedule contains an accurate and complete list and description of all real estate and the improvements (including buildings and other structures) located on such real estate (collectively, “Real Property”) currently or to be in the possession of any Group Company or used by any Group Company in its business and operation, including (a) all Real Property owned by any Group Company (the “Owned Real Property”) and (b) all Real Property leased by any Group Company from third parties (the “Leased Real Property”).  No Group Company is the owner or lessee of, or subject to any agreement or option to own or lease, any real property or any interest in any real property which is used or to be used in the business of such Group Company, other than the Real Property.

(i) With respect to Owned Property:

(A) the relevant Group Company holds valid, good and marketable title free and clear of any Encumbrance, has obtained proper land use right certificates and/or building ownership certificates and all such title and certificates are legal, valid, binding and enforceable;

(B) the Owned Real Property can be sold, leased or mortgaged to third parties according to the ordinary PRC legal procedures;

(C) the Owned Real Property was acquired or constructed in accordance with all applicable laws.  All agreements or contracts pursuant to which the Owned Real Property was acquired (the “Property Acquisition Contracts”) were duly executed and constitute legal, valid and binding obligations of and enforceable against the relevant parties in accordance with their respective terms.  Each Group Company, as the case may be, has duly performed and complied in all respects with each of its obligations under the Property Acquisition Contracts, has duly and fully paid the land premium, land or building transfer prices and all taxes and fees in connection with such acquisition.  All authorizations required for the construction of any Owned Real Property have been duly obtained.  No circumstance exists that any Owned Real Property may be treated as illegal construction.  There are no outstanding claims, disputes, complaints, notices, orders or proceedings relating to or affecting any Owned Real Property; and

(D) no Owned Real Property, nor its location, use, operation or maintenance for the purpose of carrying on the business of any Group Company, violates any restrictive covenant or any provision of any law or encroaches on any property owned by any other Person.  No condemnation or expropriation proceeding is pending or, to the knowledge of the Group Companies, threatened which would preclude or impair the use of any of the Owned Real Property for the purposes for which they are currently used.

(ii) With respect to the Leased Real Property:

(A) true copies of all lease agreements in relation to the Leased Real Property (the “Real Estate Leases”) have been provided to SCAC;

(B) each Real Estate Lease is in good standing, creates a good and valid leasehold estate in the Leased Real Property thereby demised and is in full force and effect without amendment and enforceable against the relevant parties in accordance with their respective terms, except where the failure to be in such good standing, full force and effect would not have an AutoChina Material Adverse Effect;

(C) each Real Estate Lease has been properly registered in the competent authority, except where the failure for such payment would not have an AutoChina Material Adverse Effect;

(D) all rents and additional rents have been duly paid;

(E) no waiver, indulgence or postponement of the lessee’s obligations has been granted by the lessor;

(F) there exists no event of default or event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default under the Real Estate Lease;

(G) to the knowledge of each Group Company, as the case may be, all of the covenants to be performed by any other party under each Real Estate Lease have been fully performed; and

(H) there are no circumstances, to the knowledge of the Group Companies, which may give rise to the termination of any Real Estate Lease or the termination of the continued possession, occupation, use or enjoyment of the Leased Real Property.  None of the Group Companies has received any notice from any PRC governmental entities alleging that its lease, possession or use of any of the Leased Real Property is in violation of any applicable laws in the PRC.

Section 3.25 Employee Plans; Labor Matters.  Other than statutory social insurance plans operated under the Laws of the PRC or any statutory employee benefits under the Laws of the PRC, none of the Group Companies provides or is obligated to provide any retirement, social insurance, life insurance, medical, dental or other welfare benefits provided on ill-health, injury, death disability or on termination of employment (whether voluntary or involuntary) to any current or former employees, officers, consultants, independent contractors or agents of any Group Company.  None of the Group Companies is a party to or is bound by any currently effective deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement, vacation, hospitalization, medical or other plan, policy, trust or arrangement or other employee compensation agreement (other than those statutorily required under the Laws of the PRC).  Except as specifically described in the Section 3.25 of the Disclosure Schedule, each of the Group Companies has complied with all applicable Laws relating to any of the Benefit Plans, all such contributions and payments required to be made by any employees of the Group Companies with respect to the employee benefits have been fully deducted and paid to the relevant Governmental Authority, and no such deductions have been challenged or disallowed by any Governmental Authority or any employee of any Group Company.  Each Group Company has executed labor contracts with all of its employees and discharged its obligations as employer in accordance with such labor contracts and Laws of the PRC and forms of each such labor contract currently in effect.  Section 3.25 of the Disclosure Schedule contains an accurate and complete list of each Group Company, all the employees of such Group Company, and indicates whether or not each employee has entered into a labor contract with such Group Company, in form(s) that have been reviewed by SCAC.

Section 3.26 Compliance with Law.  Except as set forth in Section 3.26 of the Disclosure Schedule, all consents, licenses, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings with any Governmental Authority (“Governmental Authorizations”) on the part of each Warrantor or Group Company required in connection with the consummation of the transactions contemplated herein and by the Transaction Documents to which it is a party have been obtained and are effective as of the date of this Agreement or shall be effective as of the Closing Date.  None of the Group Companies or the Warrantors is in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof (including but not limited to SAFE, the Ministry of Commerce, the State Administration for Industry and Commerce and the China Securities Regulatory Commission and their respective provincial and local branches) in respect of the conduct of its business or the ownership of its properties.  Each Group Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as currently conducted and as proposed to be conducted.  None of the Group Companies is in default under any of such franchises, permits, licenses or other similar authority.  All applicable laws of the PRC, including but not limited to (i) the Provisions for Foreign Investors to Merge and Acquire Domestic Enterprises (关于外国投资者并购境内企业的规定（2006年第10号）) jointly promulgated by the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, China Securities Regulatory Commission, the State Administration for Industry and Commerce, the State Administration of Taxation of the PRC and SAFE on August 8, 2006, with effect from September 8, 2006, (ii) the SAFE Circulars (to the extent they are applicable), and (iii) the Anti-Unfair Competition Law (反不正当竞争 法) issued by the Standing Committee of the National People’s Congress on September 2, 1993 with effect from December 2, 1993, to the extent applicable, including approvals to operate its business from (A) the Ministry of Commerce in accordance with the Measures for the Implementation Rules for Management of Brand-specific Auto Sales, and (B) each of the Ministry of Communications and the Ministry of Commerce in accordance with the Provisions on the Administration of Foreign-funded Road Transport Services, have been and will continue to be fully complied with, and all requisite registrations and/or receipt of approvals of the relevant PRC government agencies required in connection therewith, including such registrations as is required under the SAFE Circulars, to the extent applicable, in relation thereto have been duly and lawfully obtained and are in full force and effect and there exist no grounds on which any such approval may be cancelled or revoked or the PRC Subsidiaries or their legal representatives may be subject to liability or penalties for material misrepresentation or failure to disclose material information to the issuing SAFE authority.  To the extent applicable, each ultimate individual beneficial owner of the shares of any Group Company and any other party who is required to comply with the SAFE Circulars has obtained registration with SAFE, indicating, to the extent applicable, his or her indirect interest in any Group Company in accordance with the SAFE Circulars and other applicable laws of the PRC.

Section 3.27 Compliance with Foreign Corrupt Practices Act and PRC Anti-Corruption Laws.  None of the Group Companies nor its directors or officers has, and to the Best Knowledge of the Warrantors, no Warrantor’s or Group Company’s employees, representatives or agents has, to obtain or retain business, directly or indirectly offered, paid or promise to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment with a value in excess of US$100 in the aggregate to any one individual in any year) or any commission payment to: (i) any person who is an official, officer, agent, employee or representative of any Governmental Authorities or any existing or prospective customer (whether or not government owned); (ii) any political party or official thereof; (iii) any candidate for political or political party office; or (iv) any other individual or entity; while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual, or any entity affiliated with such customer, political party or official or political office.  No Group Company nor its respective directors or officers has, and to the Best Knowledge of the Warrantors, none of their employees, representatives or agents has violated any applicable PRC Laws that prohibit directly or indirectly making any payment (including any kick-back or commission) or giving other thing of value (including any fee, gift, travel expense or entertainment) to any person who is an official, officer, agent, employee or representative of any Governmental Authority or any existing or prospective customer (whether or not government-owned) in order to gain any business, commercial or financial advantage or benefit.

Section 3.28 Related-Party Transactions.  Except for compensation to employees for services rendered and as disclosed in the financial statements of each of the Group Company, as of the date of this Agreement, (a) there are no inter-company Liabilities between any Group Company, on the one hand, and any shareholder of a Group Company, or officer, director, Affiliate or Associate of any Group Company or any Associate of a shareholder of a Group Company or such officer, director or Affiliate (other than any Group Company), on the other, (b) neither any shareholder of a Group Company or any such officer, director, Affiliate or Associate provides or causes to be provided any material Assets and Properties, services or facilities to any Group Company, (c) none of the Group Companies provides or causes to be provided any material Assets and Properties, services or facilities to any shareholder of a Group Company or any such officer, director, Affiliate or Associate and (d) none of the Group Companies beneficially owns, directly or indirectly, any Investment Assets of any shareholder of a Group Company or any such officer, director, Affiliate or Associate.  No shareholder of a Group Company or any such officer, director, Affiliate or Associate has any direct or indirect interest in excess of one percent (1%) in any corporation, firm, association or business organization which is a present (or potential) competitor, supplier or customer of any Group Company nor, to the Best Knowledge of the Warrantors, does any such Person receive income from any source other than any Group Company which relates to the Business, or should properly accrue to, the relevant Group Company.

Section 3.29 Environmental Matters.  Except as specifically described in the Section 3.29 of the Disclosure Schedule, prior to the date hereof:

(a) each Group Company has complied with all then applicable Laws in relation to environment protections;

(b) the properties currently owned or operated by the Group Companies (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances;

(c) no Group Company is subject to liability for any Hazardous Substance disposal or contamination on any third party property;

(d) no Group Company has been associated with any release or treat of release of any Hazardous Substance;

(e) no Group Company has received any outstanding notice, demand, letter, claim or request for information alleging that it may be in violation of or liable under any environmental Laws;

(f) no Group Company is subject to any orders, decrees, injunctions or other arrangements of any Governmental Authority or is subject to any indemnity or other agreement with any third party relating to liability under any environmental Laws of the PRC or relating to Hazardous Substances; and

(g) there are no circumstances or condition involving any Group Company that could reasonably be expected as of the date hereof to result in any claims, liability, investigations, costs or restrictions on the ownership, sue or transfer of any property of any Group Company pursuant to any environmental Laws of the PRC, that would have an AutoChina Material Adverse Effect.

Section 3.30 Records.  The books of account, minute books and shareholder records of each Group Company are complete and correct in all material respects, and there have been no material transactions involving any Group Company which are required to be set forth therein and which have not been so set forth.

Section 3.31 Bank and Brokerage Accounts; Investment Assets.  Section 3.31 of the Disclosure Schedule sets forth (a) a true and complete list of the names and locations of all banks and other financial institutions at which any Group Company has an account or safe deposit box or maintains a banking or other similar relationship; (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number; and (c) a list of the name of the record and beneficial owner thereof.

Section 3.32 No Powers of Attorney.  None of the Group Companies has any powers of attorney or comparable delegations of authority currently outstanding, that materially affects such Group Company.

Section 3.33 Insurance.  Section 3.33 of the Disclosure Schedule sets forth a complete list and complete and accurate description of all insurance policies involving insurance premiums of RMB50,000 or more maintained by each of the Group Companies which are in force as of the date hereof and the amounts of coverage thereunder.  During the three (3) year period prior to the date hereof, no Group Company has been refused insurance in connection with the Business, nor has any claim of RMB100,000 or more been made in respect of any such agreements or policies.

Section 3.34 Litigation.  There are no Actions by any Governmental Authority or Person by or against any Group Company, nor, to the Best Knowledge of the Warrantors, any currently contemplated potential Action by any Governmental Authority or Person against any Group Company.  None of the Group Companies or any of their respective Assets and Properties is subject to any Action by a Governmental Authority or Person which would cause an AutoChina Material Adverse Effect.

Section 3.35 Disclosure of SCAC Information.  FounderCo acknowledges that it has received all the information that it has required relating to SCAC and the acquisition of the SCAC Ordinary Shares.  FounderCo further represents that it has had an opportunity to ask questions and receive answers from SCAC regarding the terms and conditions of its acquisition of the SCAC Ordinary Shares.  The foregoing, however, does not limit or modify the representations and warranties of the Warrantors in this Agreement, in the other Transaction Documents or elsewhere, or the right of SCAC to rely thereon.

Section 3.36 Purchase for Own Account.  The SCAC Ordinary Shares to be received by FounderCo are being acquired for investment for FounderCo’s own account and not with a view to the resale or distribution of any part thereof.  FounderCo has no present intention of selling, granting any participation in, or otherwise distributing the same and is subject to a six (6) month lock-up period with respect to his/her sale or disposal of SCAC Ordinary Shares pursuant to Section 5.09 hereof.

Section 3.37 No Registration.  FounderCo is aware that the SCAC Ordinary Shares acquired by it under this Agreement have not been registered under the Securities Act, that their offer and sale pursuant to this Agreement are intended to be exempt from registration under the Securities Act and the rules promulgated thereunder by the SEC, and that such SCAC Ordinary Shares cannot be sold, assigned, transferred, or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from such registration is available.  FounderCo is also aware that the SCAC Ordinary Shares acquired by it have not been registered or qualified in any jurisdiction, that sales or transfers of such SCAC Ordinary Shares may be further restricted by non-US securities laws, the provisions of this Agreement, the other Transaction Documents, SCAC Articles, and the New SCAC Articles, as the case may be, and that the certificates for such SCAC Ordinary Shares will bear appropriate legends describing the restrictions on their transfer.  FounderCo has no immediate need for liquidity in connection with the acquisition of SCAC Ordinary Shares, and does not anticipate that it will be required to sell his or her SCAC Ordinary Shares in the foreseeable future.

Section 3.38 Suitability of Investment.

(a) FounderCo has not and will not, directly or indirectly, offer, sell, transfer, assign, exchange or otherwise dispose of all or any part of the SCAC Ordinary Shares, except as otherwise permitted under applicable Laws, including, but not limited to, securities laws, as well as the provisions of this Agreement, the other Transaction Documents, the New SCAC Articles, as the case may be, as long as such documents remain in effect; and

(b) FounderCo has determined that the SCAC Ordinary Shares are a suitable investment for FounderCo and that FounderCo can bear the economic risk of the acquisition of SCAC Ordinary Shares; and

(c) FounderCo (i) certifies that FounderCo is not a “US person” within the meaning of Rule 902 of Regulation S, and that FounderCo is not acquiring the SCAC Ordinary Shares for the account or benefit of any such US person, (ii) agrees to resell the SCAC Ordinary Shares only in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration and agrees not to engage in hedging transactions with regard to such SCAC Ordinary Shares unless in compliance with the Securities Act, (iii) agrees that any certificates for any SCAC Ordinary Shares issued to FounderCo shall contain a legend to the effect that transfer is prohibited except in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act or pursuant to an available exemption from registration and that hedging transactions involving such SCAC Ordinary Shares may not be conducted unless in compliance with the Securities Act, and (iv) agrees that SCAC is hereby required to refuse to register any transfer of any SCAC Ordinary Shares issued to FounderCo not made in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration.

Section 3.39 Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Warrantors or the Group Companies.

Section 3.40 Disclosure.  No representation or warranty by any Warrantor contained in this Agreement and no information contained in any Schedule or other instrument furnished or to be furnished to SCAC pursuant to this Agreement or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading.

Section 3.41 Proposed Business Plan.  Prior to the date hereof, AutoChina has delivered to SCAC a proposed business plan that contains, among others, detailed proposed financial projections (including all the relevant assumptions), capital expenditure plan, operational budgets and financial plan for FY2009 and FY2010 on an annual basis (the “Proposed Business Plan”).  The Proposed Business Plan and the financial and other projections contained therein were prepared in good faith based on AutoChina’s management’s experience in the industry and on assumptions of fact and opinion as to future events which they, at the date of the issuance of the Proposed Business Plan, believed to be reasonable, consistent with past practice and on a realistic basis after careful examination and due consideration of all other relevant factors.  As of the date hereof, no facts have come to the attention of AutoChina or the management of AutoChina which would be reasonably expected to require the material revision of the assumptions underlying such projections, estimates and other forward-looking information or the conclusions derived therefrom.

Section 3.42 Survival of Representations and Warranties.  The representations and warranties of the Warrantors set forth in this Agreement shall survive until the Remaining Holdback Consideration Release Date.

Section 3.43 Restructuring.  The Restructuring has been completed in all respects and in compliance with all applicable laws.  All Restructuring Agreements have been executed by each of the parties thereto in accordance with the Restructuring Plan.  The Restructuring has been fully completed pursuant to such Restructuring Agreements in compliance with applicable PRC laws and regulations.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SCAC

SCAC represents and warrants to the Warrantors as of the date hereof and as of the Closing as follows:

Section 4.01 Organization.  SCAC is a corporation duly organized, validly existing and in good standing under the law of the Cayman Islands.

Section 4.02 SCAC Subsidiaries.  Except as contemplated by the AutoChina Acquisition, SCAC does not have any subsidiaries, branches and representative offices.

Section 4.03 Authority and Corporate Action; No Conflict.  SCAC has all necessary corporate power and authority to enter this Agreement and the other Transaction Documents to which it is a party and, subject to the requirement to obtain shareholder approval, to consummate the AutoChina Acquisition and transactions contemplated hereby and thereby.  All Board actions necessary to be taken by SCAC to authorize the execution, delivery and performance of this Agreement, the other Transaction Documents and all other agreements delivered in connection with the AutoChina Acquisition has been duly and validly taken.  Each of this Agreement and the other Transaction Documents to which SCAC is a party has been duly executed and delivered by SCAC and constitutes the valid, binding, and enforceable obligation of SCAC, enforceable in accordance with its terms, except (i) as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), (ii) as enforceability of any indemnification provision may be limited by federal and state securities laws and public policy and (iii) as enforceability may be limited by the absence of shareholder approval.

Section 4.04 Organizational Documents.  The Memorandum of Association and Articles of Association (the “SCAC Articles”) as of the date hereof are in the form attached as Schedule D and no action has been taken to amend or repeal the M&A, provided, however the New SCAC Articles shall take effect on the Closing Date.  SCAC is not in violation or breach of any of the provisions of the SCAC Articles.

Section 4.05 Capitalization.  As of the date hereof, the authorized share capital of SCAC consists of 51,000,000 shares of which (i) 50,000,000 shares are designated as SCAC’s Ordinary Shares, of which 6,468,750 shares are issued and outstanding and (ii) 1,000,000 shares are designated as preferred shares, of which no shares are issued and outstanding.  All issued and outstanding shares of SCAC’s Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable, and have not been issued in violation of any preemptive or similar rights.  At the Closing Date, SCAC will have sufficient authorized and unissued SCAC’s Ordinary Shares to consummate the transactions contemplated hereby.  As of the date hereof, except as for the Warrants and the Purchase Option, there are no outstanding options, warrants, purchase agreements, participation agreements, subscription rights, conversion rights, exchange rights or other securities or contracts that could require SCAC to issue, sell or otherwise cause to become outstanding any of its authorized but unissued shares or any securities convertible into, exchangeable for or carrying a right or option to purchase shares or to create, authorize, issue, sell or otherwise cause to become outstanding any new class of shares.  There are no outstanding shareholders’ agreements, voting trusts or arrangements, registration rights agreements, rights of first refusal or other contracts pertaining to the shares or other securities of SCAC.

Section 4.06 Valid Issuance of SCAC Ordinary Shares.  At the Closing, the SCAC Ordinary Shares to be issued to the AutoChina Shareholders hereunder will be duly and validly authorized and, when issued and delivered in accordance with the terms hereof for the consideration provided for herein, will be validly issued and will have been issued in compliance with all applicable US federal and state securities laws and the Laws of the Cayman Islands.

Section 4.07 No Redemption Requirements.  Except for SCAC’s redemption rights with respect to the outstanding Warrants and any warrants issuable upon the exercise of the Purchase Option, which rights are subject to the satisfaction of certain conditions, including but not limited to the prior consent of EarlyBirdCapital, Inc. (“EarlyBirdCapital”) there are no outstanding contractual obligations (contingent or otherwise) of SCAC to retire, repurchase, redeem or otherwise acquire any outstanding shares, or other ownership interests in, SCAC or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

Section 4.08 No Brokers of Finders.  No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of SCAC or any of its principal shareholders.

ARTICLE 5

COVENANTS OF THE WARRANTORS

Section 5.01 Conduct of the Business.  Each Warrantor covenants and agrees that, from the date hereof through the Closing Date, except as otherwise required as set forth in this Agreement or with the prior written consent of SCAC, they shall, and shall use their best efforts to cause each Group Company to:

(a) conduct the Business only in the ordinary course and in a manner consistent with the current practice of the Business, to preserve substantially intact the business organization of each Group Company, to keep available the services of the current management employees of each Group Company, to preserve, for the best interest of any Group Company, the current relationships of each Group Company with customers and other persons with which each Group Company has significant business relations and to comply with all Laws in all material aspects;

(b) not pledge, sell, transfer, dispose or otherwise encumber or grant any rights or interests to others of any kind with respect to all or any part of the share capital or any equity interest of any Group Company, or enter into any discussions or negotiations with any other party to do so;

(c) not pledge, sell, lease, transfer, dispose of or otherwise encumber any Assets and Properties of any Group Company, other than consistent with past practices and in the ordinary course of business of such Group Company or enter into any discussions or negotiations with any other party to do so;

(d) not issue any stock or increase the registered capital, as applicable, or any other class of securities, whether shares or debt (other than debt incurred in the ordinary course of business and consistent with past practice) or equity, of any Group Company or any options therefor or any securities convertible into or exchangeable for share capital or equity interests of any Group Company or enter into any agreements in respect of the ownership or control of such share capital or equity interests;

(e) not declare any dividend or make any distribution in cash, securities or otherwise on the outstanding share capital or equity interests of any Group Company or directly or indirectly redeem, purchase or in any other manner whatsoever advance, transfer (other than in payment for goods received or services rendered in the ordinary course of business), or distribute to any of their affiliates or otherwise withdraw cash or cash equivalents in any manner inconsistent with established cash management practices, except to pay existing indebtedness of any Group Company;

(f) not make, agree to make or announce any general wage or salary increase or, unless provided for on or before the date of this Agreement, increase the compensation payable or to become payable to any management employee of any Group Company or adopt or increase the benefits of any bonus, insurance, pension or other employee benefit plan, payment or arrangement, except for those increases, consistent with past practices, normally occurring as the result of regularly scheduled salary reviews and increases, and except for increases directly or indirectly required as a result of changes in applicable law or regulations;

(g) not to amend the charter documents (or other organizational documents) of any Group Company;

(h) not to merge or consolidate with, or acquire all or substantially all the Assets and Properties of, or otherwise acquire any business operations of, any Person;

(i) not to make any payments outside the ordinary course of business; and

(j) not make any capital expenditures, except in accordance with prudent business and operational practices consistent with prior practice.

Section 5.02 Access to Information.

(a) Between the date of this Agreement and the Closing Date, subject to SCAC’s undertaking to keep confidential and protect the Trade Secrets of the Group Companies against any illegal disclosure, each Warrantor will (i) permit SCAC and its Representatives reasonable access to all of the books, records, reports and other related materials, offices and other facilities and Assets and Properties of each Group Company and the Business which are necessary for the preparation and amendment of The Proxy Statement, the verification of the disclosures therein pursuant to the Securities Act as well as the rules and requirements of SEC and in response to inquiries from relevant Governmental Authorities regarding the AutoChina Acquisition; (ii) permit SCAC and its Representatives to make such inspections thereof as SCAC may reasonably request; and (iii) furnish SCAC and its Representatives with such financial and operating data (including without limitation the work papers of AutoChina’s Accountants) and other information with respect to each Group Company and the Business as SCAC may from time to time request pursuant to the Securities Act as well as the rules and requirements of SEC for the preparation and amendment of The Proxy Statement and the verification of the disclosures therein, in response to inquiries from SCAC’s accountants, and in response to inquiries from relevant Governmental Authorities regarding the AutoChina Acquisition.

(b) Between the date of this Agreement and the Closing Date, SCAC shall be permitted to meet with and interview, during normal business hours upon prior written notice, all officers, directors and employees of each Group Company.

Section 5.03 Audited Financial Statements.  The Warrantors shall, as soon as practicable after the date hereof, deliver to SCAC the consolidated unaudited financial statements of the AutoChina for the twelve (12) month period ended December 31, 2008, including a balance sheet, income statement and statement of cash flows prepared in accordance with US GAAP, together with footnotes.

Section 5.04 Insurance.  Through the Closing Date, the Warrantors shall cause each Group Company to maintain insurance policies providing insurance coverage for the Business and the Assets and Properties of each Group Company of the kinds, in the amounts and against the risks as are commercially reasonable for the businesses and risks covered.

Section 5.05 Employment Agreements.  The Warrantors shall procure that, prior to the Closing:

(a) each of Founder, Chen Lei, Wei Xing, Johnson Lau, and any other “key” employees designated by Founder (collectively, the “Key Employees”) shall have entered into an executive employment agreement (the “Executive Employment Agreement”) in the form of Schedule E with SCAC, AutoChina and any other relevant Group Companies.  These agreements generally are to provide employment terms of three (3) years include Intellectual Property assignment and Non-Competition Period set forth in Section 5.06(g)(ii) hereof.

(b) all other employees of the Group Companies shall have entered into a labor contract (the “Labor Contract”) with the relevant Group Company, as the case may be in a form or forms approved by SCAC attached hereto as Schedule F.

Section 5.06 Protection of Confidential Information; Non-Competition.

(a) Confidential Information.  FounderCo acknowledges that:

(i) As a result of his or her share ownership of and, in some cases, employment by the Group Companies, it has obtained secret and confidential information concerning the Business including, without limitation, financial information, trade secrets and “know-how,” customers, and certain methodologies (“Confidential Information”).

(ii) the Group Companies will suffer substantial damage which will be difficult to compute if FounderCo should divulge Confidential Information or enter a business which is competitive with that of the Group Companies.

(iii) The provisions of this Section are reasonable and necessary for the protection of the Business.

(b) Maintain Confidentiality.  Each Warrantor agrees to not at any time after the date hereof divulge to, or to permit any Group Company to divulge to, any person or entity any Confidential Information obtained or learned as a result of share ownership of AutoChina and employment by any Group Company except (i) with the express written consent of SCAC on or before the Closing Date and of the Board thereafter; (ii) to the extent that any such information is in the public domain other than as a result of a breach of any obligations hereunder; or (iii) where required to be disclosed by court order, subpoena or other government process.  If the Warrantors or the Group Companies shall be required to make disclosure pursuant to the provisions of clause (iii) of the preceding sentence, each Warrantor will promptly, but in no event more than eight (8) hours after learning of such subpoena, court order, or other government process, notify, by personal delivery or by electronic means, confirmed by mail, AutoChina or the relevant Group Company and, at AutoChina or the relevant Group Company’s expense, shall: (i) take all reasonably necessary steps required by AutoChina or the relevant Group Company to defend against the enforcement of such subpoena, court order or other government process, and (ii) permit AutoChina or the relevant Group Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

(c) Records.  At the Closing, each AutoChina Shareholder who is not a director or an officer or an current employee of any Group Company will, and the Warrantors shall cause such AutoChina Shareholder to, promptly deliver to AutoChina all original memoranda, notes, records, reports, manuals, formula and other documents relating to the Business, which he or she then possess or have under his or her control; provided, however, that they shall be entitled to retain copies of such documents reasonably necessary to document their financial relationship with AutoChina and the relevant Group Company.

(d) Non-Compete.  FounderCo, and each of the Warrantors (for so long as FounderCo directly or indirectly holds any SCAC Ordinary Shares) shall cause each director, officer or manager of each Group Company, during the period that he or she maintains a relationship with any Group Company as a director, officer, consultant or employee and during the Non-Competition Period, without the prior written permission of a majority of the Board, which majority must include an affirmative vote from at least one (1) SCAC Nominated Director, shall not, anywhere in the PRC, Hong Kong and Taiwan, directly or indirectly, (i) enter into the employ of or render any services to any Person engaged in any business which is a “Competitive Business” (as defined below); (ii) engage in any Competitive Business for his own account; (iii) become associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity; (iv) employ or retain, or have or cause any other person or entity to employ or retain, any person who was employed or retained by any Group Company in the six (6) month period prior to the date that all relationships of such person terminates with any Group Company; or (v) solicit, interfere with, or endeavor to entice away from any Group Company, for the benefit of a Competitive Business, any of its customers or other persons with whom any Group Company has a business relationship.  However, nothing in this Agreement shall preclude FounderCo or any director, officer or manager of any Group Company from investing his or her personal assets in the securities of any corporation or other business entity which is engaged in a Competitive Business if such securities are traded on an internationally recognized stock exchange, such investment does not result in his or her beneficially owning, at any time, more than one percent (1%) of the publicly-traded equity securities of such Competitive Business, and such person does not have any other relationship with such Competitive Business.

(e) Injunctive Relief.  If FounderCo or any director, officer or manager of any Group Company breaches, or threatens to breach, any of the provisions of Section 5.06 (b), (c) or (d), SCAC shall have the right and remedy to have the provisions of this Section 5.06 specifically enforced by any Governmental Authority, it being acknowledged and agreed by each Warrantor that any such breach or threatened breach will cause irreparable injury to SCAC and the Group Companies and that money damages will not provide an adequate remedy.

(f) Modification of Scope.  If any provision of Section 5.06(b), Section 5.06(c) or Section 5.06(d) is held to be unenforceable because of the scope, duration or area of its applicability, the Governmental Authority making such determination shall have the power to modify such scope, duration, or area, or all of them, and such provision or provisions shall then be applicable in such modified form.

(g) Competitive Business.  As used in this Agreement,

(i) “Competitive Business” shall mean any business which operates in any aspect of the Business; and

(ii) “Non-Competition Period” shall mean the period beginning on the Closing Date and ending on one (1) year after the date all relationships between FounderCo or a director or an officer of any Group Company, on one hand, and SCAC and any Group Company, on the other hand, have been terminated, including relationships as a director, officer, consultant or employee.

Section 5.07 Post-Closing Assurances.  The Warrantors from time to time after the Closing will take such other actions and execute and deliver such other documents, certifications and further assurances as SCAC shall reasonably require in order to manage and operate the Group Companies and the Business, including but not limited to executing such certificates as may be reasonably requested by SCAC’s accountants in connection with any audit of the financial statements of any Group Company for any period through the Closing Date.

Section 5.08 No Other Negotiations.

(a) For a period commencing from the date of this Agreement until the Closing Date, the Warrantors will not take, nor will they permit any Group Company (or authorize or permit any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of any Group Company, and/or FounderCo) to take, directly or indirectly, any action to initiate, assist, solicit, receive, negotiate, encourage or accept any offer, inquiry or proposal from any Person (i) to engage in any Acquisition Proposal with any Group Company and/or FounderCo, (ii) to reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent or conditional) for, or otherwise attempt to consummate, any Acquisition Proposal with any Group Company and/or FounderCo or (iii) to participate in discussions or negotiations with or to furnish or cause to be furnished any information with respect to any Group Company or afford access to the Assets and Properties or Books and Records of any Group Company to any Person (other than as contemplated by Section 5.02) who any Warrantor (or any such Person acting for or on their behalf) knows or has reason to believe is in the process of considering any Acquisition Proposal relating to any Group Company.

(b) For a period commencing from the date of this Agreement until the Closing Date, the Warrantors will, and will cause any Group Company to, immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the actions set forth in Section 5.08(a) above, if applicable.  The Warrantors will promptly (i) notify SCAC if any Group Company and/or any AutoChina Shareholder receives any proposal or inquiry or request for information in connection with an Acquisition Proposal or potential Acquisition Proposal and (ii) notify SCAC of the significant terms and conditions of any such Acquisition Proposal including the identity of the party making an Acquisition Proposal.

Section 5.09 Lock-up.  FounderCo hereby undertakes that it will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any SCAC Ordinary Shares received by it under Section 1.02 of this Agreement, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such SCAC Ordinary Shares, whether any of these transactions are to be settled by delivery of any such SCAC Ordinary Shares, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, for a period of six (6) months from the date of issuance of such SCAC Ordinary Shares.

Section 5.10 No Securities Transactions.  None of FounderCo or any of their Affiliates, directly or indirectly, shall engage in any transactions involving the securities of SCAC prior to the time of the making of a public announcement of the transactions contemplated by this Agreement.  Each of the Group Companies shall cause each of its officers, directors, employees, agents and representatives to comply with the foregoing requirement.

Section 5.11 Fulfillment of Conditions.  The Warrantors shall use their best efforts to fulfill the conditions specified in ARTICLE 8 to the extent that the fulfillment of such conditions effectuates and consummates the AutoChina Acquisition.  The foregoing obligation includes (a) the execution and delivery of documents necessary or desirable to consummate the transactions contemplated hereby and (b) taking or refraining from such actions as may be necessary to fulfill such conditions (including using their best efforts to conduct the Business in such manner that on the Closing Date the representations and warranties of the Warrantors contained herein shall be accurate as though then made, except as contemplated by the terms hereof).

Section 5.12 Disclosure of Certain Matters.  From the date hereof through the Closing Date, each Warrantor shall give SCAC prompt written notice of any event that occurs that (a) would be required to be disclosed under this Agreement, (b) would cause any of the representations and warranties of each Warrantor contained herein to be inaccurate or otherwise misleading, (c) gives any Warrantor any reason to believe that any of the conditions set forth in ARTICLE 8 will not be satisfied, (d) would likely result in an AutoChina Material Adverse Effect or (e) would require any amendment or supplement to the Proxy Statement.

Section 5.13 Regulatory and Other Authorizations; Notices and Consents.

(a) The Warrantors shall use their best efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement and any other Transaction Documents and will cooperate fully with SCAC in promptly seeking to obtain all such authorizations, consents, orders and approvals.

(b) The Warrantors shall give promptly such notices to third parties and use its or their best efforts to obtain such third party consents and estoppel certificates as SCAC may in its reasonable discretion deem necessary or desirable in connection with the transactions contemplated by this Agreement.

(c) SCAC shall cooperate and use all reasonable efforts to assist each Warrantor in giving such notices and obtaining such consents and estoppel certificates; provided, however, that SCAC shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the terms of any agreement or arrangement which SCAC in its sole discretion may deem adverse to the interests of SCAC, AutoChina or the Business.

Section 5.14 Related Tax.  Each AutoChina Shareholder covenants and agrees to pay, and the Warrantors shall cause each AutoChina Shareholder to pay, any tax and duties assessed by any Governmental Authority of the PRC on such AutoChina Shareholder’s receipt of any Share Payment and other consideration paid by SCAC pursuant to this Agreement.

Section 5.15 AutoChina Information.  As a condition to SCAC (a) filing with the SEC the Proxy Statement and (b) calling and holding the SCAC Shareholders’ Meeting (as hereinafter defined), as well as making other filings or submissions with the SEC with respect to the transactions contemplated herein, the Warrantors will furnish to SCAC such information as is reasonably required by SCAC for the preparation and amendment of the Proxy Statement and such other filings or submissions in accordance with the requirements and requests of the SEC, including full and accurate descriptions of the Business, material agreements affecting the Business, the Group Companies, the AutoChina Shareholders and the FY2007 Combined Financials as required by the rules and regulations of the SEC for Proxy Statement disclosure (collectively, “AutoChina Information”).  The AutoChina Information will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements in the AutoChina Information not misleading.

Section 5.16 Interim Financial Information.  From the date of this Agreement until the Closing, the Group Companies shall provide to SCAC a copy of a monthly balance sheet, income statement and cash flow statement on an individual and consolidated basis for the Group Companies, together with such further explanation and information with respect thereto as may be reasonably requested by SCAC.  The above interim financial information shall be delivered to SCAC within thirty (30) days following the end of each monthly period.  The Group Companies will prepare the above financial information in good faith in accordance with PRC GAAP.  Upon reasonable request of SCAC in writing based on the requirements of the Securities Act or the rules and requirements of the SEC, the Warrantors shall, within forty-five (45) days after the date of such written request of SCAC, deliver to SCAC unaudited interim consolidated financial statements of each of AutoChina, reviewed by the AutoChina’s Accountants in accordance with US GAAP for such interim period as stated in the written request.

Section 5.17 Chuanglian.

(a) Prior to the Closing, the Warrantors shall have provided evidence to the satisfaction of SCAC that Chuanglian’s business scope is broad enough to enable it to provide the services contemplated under the contractual agreements with the Chuanglian Controlled Operating Companies.

(b) At the request of the Board, the Warrantors shall use their best efforts to cause Chuanglian, on the one hand, to enter into certain contractual agreements with each of the 4S Stores, Tianmei Insurance, the Transportation Companies, and Chuanglian Auto Trade (the “Chuanglian Controlled Operating Companies”), on the other hand, within one hundred eighty (180) days of the Closing, that provide Chuanglian the ability to exercise de facto control over the operations of each of the Chuanglian Controlled Operating Companies such that each of the Chuanglian Controlled Operating Companies qualify as a “special purpose entity” under SIC 12, “Consolidation – Special Purpose Entities,” under IFRS or a “variable interest entity” under FIN 46 of US GAAP and are required to be consolidated with Chuanglian for financial statement reporting purposes and such contractual agreements shall be in compliance with applicable PRC laws and regulations.

Section 5.18 Inter-Group Company Leases or Money Transfers.  Prior to the Closing, the Warrantors shall provide written evidence to the satisfaction of SCAC that any Group Company leasing land from another Group Company has entered into a lease agreement with such other Group Company under arm’s-length terms and conditions to the satisfaction of SCAC, and following the Closing no Group Company shall lease land, borrow money, or withdraw a registered capital contribution from another Group Company without the approval of a majority of the Board, which majority must include an affirmative vote from at least one (1) SCAC Nominated Director.

Section 5.19 Real Property.  The Warrantors shall provide written evidence to the satisfaction of:

(a) SCAC within six (6) months from the date of this Agreement, that each of the following leases set forth on Schedule G has been terminated; and

(b) at least one (1) SCAC Nominated Director within (i) eighteen (18) months of the Closing, that (i) (A) all collectively-owned land used by any Group Company for non-agricultural purposes has been transferred to a competent PRC Government Authority and such PRC Governmental Authority shall have granted land use rights to the relevant Group Company and (B) each Group Company has received building ownership certificates for all the premises it has built on leased land or (ii) twelve (12) months of the Closing, that an alternative plan unanimously approved by the Board has been established to deal with the land use issues set forth in Section 5.19(b)(i) (the “Alternative Plan”) and a PRC legal opinion unanimously approved by the Board has been issued with respect to the Alternative Plan.

Section 5.20 Alternative Plan.  The Warrantors covenant and agree to execute the Alternative Plan pursuant to the terms set forth in the Alternative Plan.

Section 5.21 4S Stores.  As soon as practicable after the date hereof, the Warrantors shall have provided written evidence to the satisfaction of SCAC that each 4S Store has obtained the proper authorizations to operate its business, including but not limited to the (i) receipt of an authorized business scope to sell the relevant brand of automobiles, (ii) inclusion on the list of Brand Auto Sales Enterprises published by the State Administration of Industry and Commerce, and (iii) entrance into a dealership authorization agreement or receipt of an authorization letter from the relevant brand of automobiles.

Section 5.22 Auto Trade Documents.  Following the date of the Agreement, the Warrantors covenant and agree to use each of the Purchase Order Contract, Vehicle Sales Contract, and Vehicle Operation and Service Contract attached hereto as Schedule H for all sales under the auto trade business, and agree that such forms shall not be changed without the approval of a majority of the Board, which majority must include an affirmative vote from at least one (1) SCAC Nominated Director.

ARTICLE 6

COVENANTS OF SCAC

Section 6.01 Proxy Statement Filing.  SCAC shall use commercially reasonable efforts to file with the SEC, within three (3) months after the delivery to SCAC of the FY2007 Combined Financials, the Proxy Statement (as defined in Section 6.02) for the calling and holding of the SCAC Shareholders’ Meeting (as defined in Section 6.02).

Section 6.02 SCAC Shareholders’ Meeting.  SCAC shall use commercially reasonable efforts to cause a meeting of its shareholders (the “SCAC Shareholders’ Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the adoption and approval of, among others, this Agreement, the AutoChina Acquisition, the New SCAC Articles and the Equity Incentive Plan.  In connection with such meeting, SCAC (a) will use commercially reasonable efforts to file with the US Securities and Exchange Commission (the “SEC”) as promptly as practicable a proxy statement meeting the requirements of the Exchange Act (the “Proxy Statement”) and all other proxy materials for such meeting, (b) upon receipt of approval from the SEC, will mail to its shareholders the Proxy Statement and other proxy materials, (c) will use commercially reasonable efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby, and (d) will use commercially reasonable efforts to otherwise comply with all legal requirements applicable to such meeting.  As a condition to the filing and distribution to the SCAC Ordinary Shareholders of the Proxy Statement, SCAC will have received the AutoChina Information.

ARTICLE 7

ADDITIONAL AGREEMENTS AND COVENANTS OF THE PARTIES

Section 7.01 Other Information.  If in order to properly prepare documents required to be filed with any Governmental Authority or financial statements of any Group Company, it is necessary that any Party be furnished with additional information relating to any Group Company or the Business, and such information is in the possession of any other Party or Parties, such Party may request such other Party or Parties to, and such other Party or Parties hereby agree to use its or their best efforts to, furnish such information in a timely manner to the requesting Party, at the cost and expense of the requesting Party.

Section 7.02 Further Action.  Each of the Parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.  Upon the terms and subject to the conditions hereof, each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Transaction Documents.  Without limiting the generality of the foregoing, the Warrantors agree to use their best efforts to cooperate with SCAC in order to obtain shareholder approval of the transactions contemplated by the Transaction Documents, including approving amendments to the Transaction Documents or SCAC’s SEC filings from time to time, as may be requested by SCAC’s shareholders after filing the Proxy Statement.

Section 7.03 Public Announcements.  From the date of this Agreement until the Closing or termination, SCAC and each Warrantor shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the transactions governed by it, and none of the foregoing shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transaction without the prior consent of SCAC (in the case of each Warrantor) or AutoChina (in the case of SCAC), except as required by Law or by the rules and regulations of, or pursuant to any agreement of a stock exchange or trading system.  Each Party will not unreasonably withhold approval from the others with respect to any press release or public announcement.  If any Party determines with the advice of counsel that it is required to make this Agreement and the terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall at a reasonable time before making any public disclosure, consult with the other Parties regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other Parties and disclose only such information as is legally compelled to be disclosed.  This provision will not apply to communications by any Party to its counsel, accountants and other professional advisors.

Section 7.04 The Board and Board of Directors of AutoChina.

(a) Immediately following the Closing Date, the authorized size of the Board will consist of seven (7) persons.  The Proxy Statement of SCAC will present the following persons as nominees for election as directors for a period commencing from the Closing Date until the next annual general meeting of SCAC, or until each director’s successor is elected and takes office: two (2) persons nominated by the AutoChina Shareholders’ Representative (the “AutoChina Nominated Directors”), two (2) persons nominated by the SCAC Shareholders’ Representative (the “SCAC Nominated Directors”) and three (3) persons as independent non-executive director (the “Independent Non-Executive Directors”), provided that the Independent Non-Executive Director candidates who are actually nominated shall be mutually agreed upon by the AutoChina Shareholders’ Representative and the SCAC Shareholders’ Representative.  The Warrantors agree that for a period commencing from the Closing Date and ending December 31, 2011, they shall use their best efforts to nominate or to cause their Affiliates to nominate the directors to the Board pursuant to this Section 7.04, subject to any obligations imposed by law, rule or regulation on any nominating committee.  In addition, the AutoChina Shareholders agree, and the Warrantors shall cause the AutoChina Shareholders to agree, that, for a period commencing from the Closing Date and ending December 31, 2011, they shall vote all SCAC Ordinary Shares then owned by them in favor of the persons nominated as directors by the SCAC Shareholders’ Representative pursuant to this Section 7.04.  Each of AutoChina and SCAC shall procure that the composition of the board of directors of AutoChina after the Closing shall be identical to that of SCAC.

(b) The Board shall, immediately following the Closing, establish an audit committee, a nomination committee and a compensation committee.  Prior to December 31, 2011, each such committee shall consist of two (2) members, one being an independent non-executive director nominated based on the recommendation of the AutoChina Shareholders’ Representative and the other being the independent non-executive director nominated based on the recommendation of the SCAC Shareholders’ Representative.  In any event that the two (2) members in any such committee fails to reach a consensus with respect to any matter, such matter shall be submitted to and decided by the Board by the affirmative consent or approval of at least six (6) members of the Board.

Section 7.05 Corporate Governance Practice.

(a) Each of the Parties hereby agrees and undertakes that, following the Closing, it or he or she (as the case may be) shall fully comply with, and shall cause to be complied with, the code of business conduct, the insider trading policy, the related party transaction procedures, the anti-corruption manual, the audit committee charter, the compensation committee charter and the nomination committee charter and other corporate governance policies, procedures, rules and requirements of SCAC adopted or to be adopted from time to time by the Board (collectively, the “Corporate Governance Rules”).

(b) Effective immediately following the Closing, no director, officer, committee member, employee, agent of SCAC or any Group Company or any of their respective delegates shall, without the affirmative consent or approval of at least six (6) members of the Board, not take, nor shall they cause or permit SCAC or any Group Company to take, any of the following actions (whether in a single transaction or a series of related transactions):

(i) the authorization, creation or issuance of any equity or debt securities, warrants, options or other rights to acquire shares of SCAC or any Group Company, other than grants of securities, stock options or warrants to directors or employees of SCAC or any Group Company pursuant to the Equity Incentive Plan and the issuance of shares upon the exercise of such options or warrants;

(ii) the declaration or payment of a distribution or dividend with respect to any of the shares in SCAC or any Group Company, including, without limitation, the repurchase or redemption of any such shares or equity interest (or any warrants, options or other rights to acquire any such shares or equity interest);

(iii) the merger, amalgamation or consolidation of SCAC or any Group Company with any person or any transaction in which SCAC or any Group Company immediately before such transaction together with their affiliates do not own or control at least a majority of the voting power of the surviving entity immediately after such transaction (excluding any transaction effected solely for tax purposes or to change SCAC’s or any Group Company’s domicile);

(iv) the sale, lease, exchange, transfer, contribution, mortgage, pledge, encumbrance or other disposition of all or substantially all of the Assets and Properties of SCAC or any Group Company (other than mortgages of Assets and Properties to banks to secure loans in the ordinary course of business consistent with past practice and sound business practice), or the purchase or other acquisition by SCAC or any Group Company (whether individually or collectively) of all or substantially all of the Assets and Properties of another Person (except for such purchase or acquisition within the amount set forth in the annual business plan approved by the Board);

(v) the making of any joint venture or partnership arrangement, or the formation of any subsidiary, each involving capital commitment of RMB5,000,000 or more (except for such joint venture or partnership arrangement made or any subsidiary formed involving capital commitment within the amount set forth in the annual business plan approved by the Board), or any voluntary dissolution, winding-up, liquidation of any subsidiary;

(vi) the reduction of the authorized share capital or the registered capital, as the case may be, of SCAC or any Group Company;

(vii) the effectuation of any recapitalization, reclassification, reorganization, split-off, spin-off, or filing for bankruptcy with respect to SCAC or any Group Company;

(viii) the approval or material amendment of the annual budget, business plan, or operating plan (including any capital expenditure budget, operating budget and financial plan) of SCAC or any Group Company;

(ix) the incurrence of any indebtedness for borrowed money or the issuance, assumption, guarantee or creation of any liability for borrowed money, the aggregate outstanding amount of which at any given time equal to RMB5,000,000 or more unless such liability is incurred pursuant to the then current business plan;

(x) any change in the size or composition of the Board or any Group Company or any committee thereof;

(xi) any material amendment to the terms of the Share Exchange Agreement, the Registration Rights Agreement, any executive employment agreement or any indemnification agreement; or

(xii) any material amendment to the Corporate Governance Rules then in effect.

Section 7.06 Equity Incentive Plan.  The Proxy Statement of SCAC will present an equity incentive plan (the “Equity Incentive Plan”) substantially in the form and substance set forth in Schedule I attached hereto for approval at the SCAC Shareholders’ Meeting.  SCAC shall use its reasonable best efforts to ensure that, after the Closing, the number of SCAC Ordinary Shares issuable under the Equity Incentive Plan (the “EIP Shares”) shall constitute ten percent (10%) of the number of (i) SCAC Ordinary Shares issued and outstanding immediately following the Closing plus (ii) the EIP Shares.

Section 7.07 New SCAC Articles.  The Proxy Statement of SCAC will present the New SCAC Articles for approval at the SCAC Shareholders’ Meeting.  The New SCAC Articles shall provide for, among others, the authorized share capital that consists of 50,000,000 SCAC Ordinary Shares and 1,000,000 preferred shares as of the Closing Date.

Section 7.08 Approvals of PRC Governmental Authorities.  As soon as practicable after the date hereof, each of the Warrantors shall take all such actions as may be required to obtain all the required Licenses and Permits of the relevant PRC Governmental Authorities, including but limited to (i) the approval of MOFCOM in connection with the Restructuring and the transactions contemplated hereby, (ii) the successful completion of filing procedures with the provincial authority of commerce by each 4S Store that engages in secondhand automobile transactions, (iii) the successful completion of filing procedures with the original authority of examination and approval by Chuanglian for its establishment of each Auto Service Company, (iv) the receipt of the social insurance certificate by each Group Company, (v) the completion of the renewals of the concurrent-business insurance agent certificates and road transportation operation permits by each Group Company.

Section 7.09 New Subsidiaries.  Each Warrantor covenants and agrees, if at any time after the date hereof, any Warrantor forms, owns or acquires an entity stake in any entity that is engaged in or related to the Business, to take all action necessary to cause such entity to become a Subsidiary (direct or indirect) of SCAC (a “New Subsidiary”).

Section 7.10 Survival of Covenants.  The covenants of the Warrantors set forth in this Agreement shall survive the Closing.

ARTICLE 8

CONDITIONS TO CLOSING

Section 8.01 Conditions to Each Party’s Obligations.  The respective obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions.

(a) Permits of PRC Governmental Authorities.  All the Permits of the relevant PRC Governmental Authorities required in connection with the AutoChina Acquisition to the extent that they are required to be obtained prior to the Closing under applicable PRC Laws, shall have been duly obtained.

(b) Approval by SCAC’s Shareholders.  This Agreement and the transactions contemplated hereby shall have been approved by the holders of a majority of the outstanding SCAC Ordinary Shares, in accordance with the SCAC Articles and the aggregate number of SCAC Ordinary Shares held by public shareholders of SCAC who (i) exercise their rights to convert their SCAC Ordinary Shares to cash and (ii) vote against the transactions contemplated hereby shall not constitute forty percent (40%) or more of the SCAC Ordinary Shares sold in SCAC’s Public Offering.

(c) Litigation.  No order, stay, judgment or decree shall have been issued by any Governmental Authority preventing, restraining or prohibiting in whole or in part, the consummation of the transactions contemplated hereby or instrumental to the consummation of the transactions contemplated hereby, and no action or proceeding by any Governmental Authority shall be pending or threatened (including by suggestion through investigation) by any person, firm, corporation, entity or Governmental Authority, which questions, or seeks to enjoin, modify, amend or prohibit (a) the Restructuring, (b) the ownership of the Group Companies, (c) the purchase of the AutoChina Acquisition Shares in consideration for the issuance of the SCAC Ordinary Shares, (d) the SCAC Shareholders’ Meeting and use of the Proxy Statement by SCAC, or (g) the conduct or ownership (direct or indirect or beneficial) in any material respect the Business as a whole or any material portion of the Business conducted or to be conducted by the Warrantors.

(d) Transaction Documents.  Each of the Transaction Documents shall have been executed and delivered at the Closing to each relevant Party.

Section 8.02 Conditions to Obligations of the Warrantors.  The obligations of each Warrantor to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties; Covenants.  Without supplementation after the date of this Agreement, the representations and warranties of SCAC contained in this Agreement shall be true and correct as of the Closing, with the same force and effect as if made as of the Closing, and all the covenants contained in this Agreement to be complied with by SCAC on or before the Closing shall have been complied with.

Section 8.03 Conditions to Obligations of SCAC.  The obligations of SCAC to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties; Covenants.  The representations and warranties of each Warrantor contained in this Agreement, except to the extent a representation or warranty is expressly limited by its terms to another date, shall be true and correct in all respects as of the Closing, with the same force and effect as if made as of the Closing, and all the covenants contained in this Agreement (including, but not limited to, ARTICLE 5 and ARTICLE 7 hereof) to be complied with by each Warrantor on or before the Closing shall have been complied with, and SCAC shall have received at the Closing a certificate of each Warrantor to such effect.

(b) Legal Opinions.  SCAC shall have received from (i) PRC counsel to the Warrantors a legal opinion addressed to SCAC with respect to PRC legal matters in the form attached hereto as Schedule J and (ii) AutoChina’s Cayman counsel a legal opinion addressed to SCAC with respect to Cayman legal matters in the form attached hereto as Schedule K, in each case dated as of the Closing Date.

(c) Waivers and Consents.  Each Warrantor shall have obtained and delivered to SCAC waivers and consents of all third parties required for the consummation of the AutoChina Acquisition set forth in Schedule L.

(d) Regulatory Approvals.  Any Governmental Authority whose approval or consent is required in connection with the Restructuring and other transactions contemplated hereby, including, but not limited to, the approval of MOFCOM, shall have approved of the transactions contemplated by this Agreement.  The registrations, filings and updates with any Governmental Authorities as required in connection with the transactions contemplated by this Agreement, including, but not limited to, the filings by each of the AutoChina Shareholders or their beneficial owners with SAFE (if required), shall have been duly completed and SCAC shall have cleared all the comments of SEC with respect to the Proxy Statement and shall have filed with SEC the Proxy Statement.  SCAC shall have received written confirmation of such approvals, registrations, filings and updates.

(e) No Adverse Change.  At the Closing, as duly certified by a director of each of the Warrantors, there shall have been no material adverse change in the Assets and Properties, liabilities, financial condition or prospects of the Group Companies or the Business from that shown or reflected in the FY2007 AutoChina Consolidated Financials and as described in the Proxy Statement.  Between the date of this Agreement and the Closing Date, there shall not have occurred an event which, in the reasonable opinion of SCAC, would have an AutoChina Material Adverse Effect.

(f) Necessary Proceedings.  All proceedings, corporate or otherwise, to be taken by each Warrantor in connection with the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken, and copies of all documents, resolutions and certificates incident thereto, duly certified by each Warrantor, as appropriate, as of the Closing, shall have been delivered to SCAC.

(g) AutoChina Information.  The AutoChina Information, at the time of distribution or effectiveness of each filing or submission with the SEC containing any such information and at Closing, will accurately reflect the Business, the Group Companies, and the AutoChina Shareholders, and the AutoChina Information will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements in the AutoChina Information not misleading.

(h) Employment Agreements.  Each of the Key Employees shall have executed and, at the Closing, delivered the Executive Employment Agreement with SCAC and/or the relevant Group Companies and each of all the other full-time employees of the Group Companies shall have executed and delivered each of the Labor Contracts.

(i) Equity Incentive Plan.  The Equity Incentive Plan shall have been approved at the SCAC Shareholders’ Meeting.

(j) Restructuring.  The Warrantors shall have delivered evidence to the satisfaction of SCAC that the Restructuring has been completed in all respects and in compliance with all applicable laws including, but not limited to, providing updated licenses and certificates of each Group Company, including but not limited to a foreign exchange registration certificate and such other licenses and certificates as the Investor may reasonably request.  All Restructuring Agreements shall have been executed by each of the parties thereto in accordance with the Restructuring Plan.  The Restructuring shall have been fully completed pursuant to such Restructuring Agreements in compliance with applicable PRC laws and regulations and the Warrantors shall have delivered evidence to the satisfaction of SCAC that Chuanglian exercises de facto control over the operations of the Chuanglian Controlled Companies such that each of the Chuanglian Controlled Companies qualify as a “special purpose entity” under SIC 12, “Consolidation – Special Purpose Entities,” under IFRS or a “variable interest entity” under FIN 46 of US GAAP and are required to be consolidated with Chuanglian for financial statement reporting purposes.

ARTICLE 9

TERMINATION AND ABANDONMENT

Section 9.01 Methods of Termination.  The transactions contemplated herein may be terminated and/or abandoned at any time but not later than the Closing:

(a) by mutual written consent of the Parties;

(b) by either SCAC or any Warrantor, if the Closing has not occurred by August 31, 2009;

(c) by any Warrantor, (i) if SCAC shall have breached any of its covenants in ARTICLE 6 or ARTICLE 7 hereof in any respect or (ii) if the representations and warranties of SCAC contained in this Agreement shall not be true and correct, at the time made, or (iii) if such representations and warranties shall not be true and correct at and as of the Closing Date as though such representations and warranties were made again at and as of the Closing Date, except to the extent that such representations are made herein as of a specific date prior to the Closing Date, and in any such event, if such breach is subject to cure, SCAC has not cured such breach within ten (10) Business Days of any Warrantor’s notice of an intent to terminate;

(d) by SCAC, (i) if any Warrantor shall have breached any of the covenants in ARTICLE 5 or ARTICLE 7 hereof in any respect or (ii) if the representations and warranties of any Warrantor contained in this Agreement shall not be true and correct, at the time made, or (iii) if such representations and warranties shall not be true and correct at and as of the Closing Date as though such representations and warranties were made again at and as of the Closing Date, except to the extent that such representations are made herein as of a specific date prior to the Closing Date, and in any such event, if such breach is subject to cure, and the Warrantors have not cured such breach within ten (10) Business Days of SCAC’s notice of an intent to terminate;

(e) by either SCAC or any Warrantor, if at the SCAC Shareholders’ Meeting (including any adjournments thereof), this Agreement and the transactions contemplated hereby fail to be approved and adopted by the affirmative vote of the requisite number of holders of SCAC Ordinary Shares, including a majority-in-interest of the SCAC Ordinary Shares voted by the public shareholders, in accordance with the SCAC Articles and the aggregate number of SCAC Ordinary Shares held by public shareholders of SCAC who (i) exercise their rights to convert their SCAC Ordinary Shares to cash in accordance with the SCAC Articles and (ii) vote against the transactions contemplated hereby constitute forty percent (40%) or more of the SCAC Ordinary Shares sold in SCAC’s Public Offering; or

(f) by either SCAC or any Warrantor, if this Agreement and the transactions contemplated hereby fail to be approved and adopted by the affirmative vote of the requisite number of the holders of SCAC Ordinary Shares in accordance with the SCAC Articles within ninety (90) days from the date of this Agreement.

Section 9.02 Effect of Termination.

(a) In the event of termination and abandonment by SCAC or by any Warrantor, or both, pursuant to Section 9.01 hereof, written notice thereof shall forthwith be given to the other Party, and except as set forth in this Section 9.02, all further obligations of the Parties shall terminate, no Party shall have any right against the other Party hereto, and (i) Founder and FounderCo shall bear the costs and expenses of each of the Warrantors and (ii)  SCAC shall bear its own costs and expenses.

(b) Consequence of Termination.  If the transactions contemplated by this Agreement are terminated and/or abandoned as provided herein:

(i) each Party hereto will return all documents, work papers and other material (and all copies thereof) of the other Party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Party furnishing the same; and

(ii) all confidential information received by each Party hereto with respect to the business of any other Party hereto shall be treated in accordance with Section 5.06(b) hereof, which shall survive such termination or abandonment.

ARTICLE 10

DEFINITIONS

Section 10.01 Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“Acquisition Proposal” shall mean (a) a proposal for any transaction pursuant to which any Person proposes to acquire any beneficial ownership of the outstanding equity securities of any Group Company (including as part of any capital raising transaction), whether from any Group Company or pursuant to a tender offer, exchange offer, recapitalization, reorganization or otherwise; (b) a proposal for any merger, consolidation, establishment of or investment in another legal entity or other business combination involving any Group Company; (c) a proposal for any other transaction or series of related transactions (including any sale, lease, exchange, mortgage, pledge, license, transfer or other disposition) pursuant to which any Person proposes to acquire or control a material portion of the Assets and Properties of any Group Company; or (iv) any public announcement of a proposal, plan, or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Action” shall mean any Claim, action, suit, litigation, arbitration, proceeding or investigation by or pending before any Governmental Authority.

“Affiliate” shall mean any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.  For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning fifty percent (50%) or more of the voting securities of a second Person shall be deemed to control that second Person.  For the purposes of this definition, a Person shall be deemed to control any of his or her immediate family members.

“Agreement” shall have the meaning set forth in the Preamble hereof.

“Assets and Properties” of any Person shall mean all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

“Associate” shall mean, with respect to any Person, any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of five percent (5%) or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

“AutoChina Material Adverse Effect” shall mean any event, change or effect that, when taken individually or together with all other adverse changes and effects, is or is reasonably likely to be materially adverse to the Business, Assets and Properties, Real Property, operations, financial condition, liquidity or prospects of the Group Companies, in each case taken as a whole, or to prevent or materially delay consummation of the AutoChina Acquisition or otherwise to prevent the Warrantors from performing their obligations in any material respects under this Agreement.

“AutoChina Shareholders” shall mean FounderCo and any other registered owner of share capital of AutoChina prior to the Closing.

“AutoChina Shareholders’ Representative” shall mean Wang or such other individual as designated by FounderCo in writing, who has been irrevocably and fully authorized to act on behalf of all of the AutoChina Shareholders with respect to such matters as designated herein.

“AutoChina’s Accountants” shall mean Grobstein, Horwath & Company LLP.

“Benefit Plan” shall mean any Plan established by any Group Company, or any predecessor or Affiliate of them, existing at the Closing Date or prior thereto, to which any Group Company contributes or has contributed or may have liability, or under which any employee, former employee or director of any Group Company or any beneficiary thereof is covered, is eligible for coverage or has benefit rights whether provided by any Group Company or pursuant to any governmental program, or otherwise.

“Best Knowledge” shall mean the actual or constructive knowledge that would have been acquired after inquiry in a reasonable and diligent manner, of a Person.

“Board” shall mean the board of directors of SCAC.

“Books and Records” shall mean all files, documents, instruments, papers, books and records relating to the Business of any Group Company including financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

“Business” shall mean all the material businesses and operations conducted by the Group Companies, including, but not limited to, the wholesale and retail sale of vehicles (including auto trading), vehicle parts and vehicle accessories; vehicle repair and maintenance; insurance agency; vehicle trade-in business; used car sales business; and vehicle consulting services and vehicle storage services.

“Business Day” shall mean a day of the year on which banks are not required or authorized to be closed in the City of New York, Hong Kong and the PRC.

“Claim” shall mean any claim, demand, suit, proceeding or action.

“Contracts” shall mean any contract, agreement, arrangement, plan, lease, license or similar instrument.

“Control” shall mean the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Copyrights” shall mean all copyrights, including rights in and to works of authorship and all other rights corresponding thereto throughout the world, whether published or unpublished, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations and derivative works thereof.

“Disclosure Schedule” shall mean the Disclosure Schedule attached hereto as Schedule M, dated as of the date hereof.

“EBITDA” shall mean earnings before interest, taxes, depreciation, amortization and any adjustment for minority interests. on a consolidated basis calculated based on the audited financial statements prepared by the Independent Auditors in accordance with US GAAP for any twelve (12) month period ended December 31 but for the purposes of this Agreement excluding from any such calculation of EBITDA, any EBITDA (a) generated by the operations of any entities acquired by or merged with SCAC following the Closing or from one-time gains or one-time losses, including, but not limited to, one-time gains or losses from the divestiture of any assets or entities and (b) any impacts on such financial statements as a result of any change of US GAAP occurring after the date such final statements were prepared.  For the avoidance of doubt, for purposes of this Agreement, EBITDA for FY2009 shall exclude the losses of SCAC in FY2009 incurred prior to the Closing and shall be calculated on the assumption that the Group Companies became subsidiaries of AutoChina as of January 1, 2009.

“EBITDA Growth” shall mean year-over-year EBITDA growth.

“Exchange Act” shall mean the US Securities Exchange Act of 1934, as amended.

“FY2005,” “FY2006,” “FY2007,” “FY2008” “FY2009,” “FY2010,” “FY2011,” “FY2012,” and “FY2013.” shall mean, respectively, the financial year ended December 31 of 2005, 2006, 2007, 2008, 2009, 2010, 2011, 2012, and 2013.

“Governmental Authority” shall mean any PRC or non-PRC national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body.

“Governmental Order” shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Group Companies” shall mean AutoChina, Fancy Think, the PRC Subsidiaries, the New Subsidiaries, and any other direct or indirect Subsidiary of the foregoing, variable interest entity or otherwise, if any.

“Hazardous Substance” shall mean any substances of whatever description which may cause or have a harmful effect on the environment or the health of a person or any other living organism including, without limitation, all pollutants, contaminants and wastes and all poisonous, toxic, noxious, dangerous and offensive substances.

“Historical Tax Liabilities” shall mean any Taxes that were incurred by any Group Company or their direct or indirect shareholders on or before the Closing.

“Hong Kong” shall mean the Hong Kong Special Administrative Region of the PRC.

“Indebtedness” of any Person shall mean all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables, installment payments or accruals incurred in the ordinary course of business), (iv) under capital leases, or (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

“Indemnification Agreement” shall mean the indemnification agreement to be entered into between SCAC and each Indemnitee in the form of Schedule N attached hereto.

“Indemnitee” shall mean each of the Board members, Founder, and other individuals as designated by the Board.

“Independent Auditors” shall mean the then current outside independent auditors of SCAC or any subsidiary of SCAC, as applicable.

“Intellectual Property” shall mean any intellectual property rights, including, without limitations, Patents, Copyrights, service marks, moral rights, Trade Secrets, Trademarks, designs and Technology, together with (a) all registrations and applications for registration therefore, if applicable, and (b) all rights to any of the foregoing (including (i) all rights received under any license or other arrangement with respect to the foregoing, (ii) all rights or causes of action for infringement or misappropriation (past, present or future) of any of the foregoing, (iii) all rights to apply for or register any of the foregoing), (iv) domain names and URL’s of or relating to the Business and variations of the domain names and URL’s, (v) Contracts which related to any of the foregoing, including invention assignment, intellectual property assignment, confidentiality, and non-competition agreements, and (vi) goodwill of any of the foregoing.

“Investment Assets” shall mean all debentures, notes and other evidences of indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets.

“Laws” shall mean all statutes, rules, regulations, ordinances, circulars, orders, official responses, writs, injunctions, judgments, decrees, awards, restrictions and other generally applicable official documents of any Governmental Authorities of the PRC, Hong Kong, USA, the Cayman Islands or other applicable jurisdictions, including, without limitation, applicable statutes, rules, regulations, orders and restrictions relating to securities, taxation, investment, zoning, land use, safety, health, environment, Hazardous Substances, pollution controls, employment and employment practices and access by the handicapped.

“Liabilities” shall mean all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

“Lien” shall mean any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any condition sale Contract, title retention Contract or other Contract to give any of the foregoing.

“MOFCOM” shall mean the Ministry of Commerce of the PRC.

“New SCAC Articles” shall mean the Amended and Restated Memorandum and Articles of Association of SCAC in the form of Schedule O attached hereto.

“Patents” shall mean all United States and foreign patents and utility models and applications therefore and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries.

“Permits” shall mean all governmental registrations, licenses, permits, authorizations and approvals.

“Permitted Lien” shall mean (a) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with US GAAP, (b) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet due or delinquent and (c) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens does not materially impair the value of the Assets and Properties subject to such Lien or the use of such Assets and Properties in the conduct of the Business.

“Person” shall mean an individual, partnership, corporation, joint venture, unincorporated organization, cooperative or a governmental entity or agency thereof.

“Plan” shall mean any employment, consulting, change of control bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen’s compensation or other insurance, severance, separation or other employee benefit plan, practice, policy agreement or arrangement of any kind, whether written or oral, and whether or not required by applicable Law.

“PRC” shall mean the People’s Republic of China, for the purposes of this Agreement, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan.

“PRC GAAP” shall mean generally accepted accounting principles in the PRC, consistently applied with past periods..

“Pre-Closing Period Tax Returns” shall mean all Tax Returns of the Group Companies for all taxable periods of the Group Companies which are required to be filed on or prior to the Closing Date.

“Pre-Closing Taxes” shall mean all Taxes payable with respect to the Pre-Closing Period Tax Returns or Taxes with respect to Tax Returns filed after the Closing Date that relate back to any tax period ending prior to the Closing Date.

“Proprietary Rights” shall mean all Intellectual Property and other proprietary rights, including, without limitation, any and all foreign and domestic trade name, know-how and all associated rights, and any and all registrations, applications, renewals, extensions and continuations (in whole or in part) of any of the foregoing, together with all goodwill associated therewith and all rights and causes of action for infringement, misappropriation, misuse, dilution, unfair trade practice or otherwise associated therewith.

“Purchase Option” shall mean the option granted to EarlyBirdCapital to purchase up to a total of 450,000 units of SCAC securities at US$8.80 per unit.  Each unit issuable upon exercise of such option consists of one (1) SCAC Ordinary Share and one (1) warrant that is identical to a Public Offering Warrant.

“Registration Rights Agreement” shall mean a Registration Rights Agreement by and between SCAC and FounderCo in the form of Schedule P attached hereto.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.

“Representatives” of each Party shall mean such Party’s employees, accountants, auditors, actuaries, counsel, financial advisors, bankers, investment bankers and consultants.

“Restructuring” shall mean the reorganization of the capital, ownership, and organizational structure of the Group Companies and related transactions pursuant to the Restructuring Agreements and as contemplated by the Memorandum on the Overseas Private Equity Financing and IPO Structure of Kaiyuan Auto Sales Group prepared by Zhong Lun Law Firm dated August 26, 2008 (the “Restructuring Plan”), as may be amended or supplemented from time to time with the consent of SCAC and AutoChina.

“Restructuring Agreements” means those certain agreements relating to the Restructuring and governing the relationships by and among the Group Companies and their respective shareholders following the Restructuring as more specifically set forth in the Restructuring Plan.

“RMB” shall mean the official currency of the PRC.

“SAFE” shall mean the State Administration of Foreign Exchange of the PRC, including any of its branches or divisions.

“SAFE Circulars” shall mean the Circular on Issues Relating to the Administration of Foreign Exchange Concerning Fund Raising and Round-Trip Investment by Domestic Residents through Offshore Special Purpose Vehicles (《关于境内居民通过境外特殊目的公司融资及返程投资外汇管理相关问题的通知》[汇发（2005）75号]) issued by SAFE with effect from November 1, 2005, and the Circular on the Release of Operative Directives for the Circular of the State Administration of Foreign Exchange on Issues Relating to the Administration of Foreign Exchange Concerning Fund Raising and Round-Trip Investment by Domestic Residents through Offshore Special Purpose Vehicles (国家外汇管理局综合司关于印发《国家外汇管理局关于境内居民通过境外特殊目的公司融资及返程投资外汇管理有关问题的通知》操作规程的通知 [汇综发 (2007) 106号]) issued by the General Affairs Department of SAFE with effect from May 29, 2007.

“SCAC Material Adverse Effect” shall mean any event, change or effect (excluding  any event, change or effect resulting in any disturbance or adverse change in or to international financial markets, international foreign exchange markets, the international banking system or any stock, bond, futures or commodities markets in the PRC (including Hong Kong), the USA, Europe or Asia) that, when taken individually or together with all other adverse changes and effects, is or is reasonably likely to be materially adverse to the business, Assets and Properties, Real Property, operations, financial condition, liquidity or prospects of SCAC, taken as a whole, or to prevent or materially delay consummation of the AutoChina Acquisition or otherwise to prevent SCAC from performing its obligations under this Agreement.

“SCAC Ordinary Shares” shall mean ordinary shares of SCAC, par value US$0.001 per share.

“SCAC’s Public Offering” shall mean the initial public offering of SCAC, in which SCAC sold 5,175,000 units of SCAC securities (including the underwriter’s exercise of the over-allotment option) at a price of US$8.00 per unit.  Each unit sold consisted of one (1) SCAC Ordinary Share and one (1) Public Offering Warrant (as defined below).

“SCAC Shareholders’ Representative” shall mean James Sha or such other individual as designated by a majority of the existing shareholders of SCAC that were also shareholders of SCAC prior to the Closing, such designation in writing, who has been irrevocably and fully authorized to act on behalf of all of the shareholders of SCAC with respect to such matters as designated herein.

“Securities Act” shall mean the US Securities Act of 1933, as amended.

“Software” shall mean all software, in object, human-readable or source code, whether previously completed or now under development, including programs, applications, databases, data files, coding and other software, components or elements thereof, programmer annotations, and all versions, upgrades, updates, enhancements and error corrections of all of the foregoing.

“Subsidiary” or “subsidiary” shall mean, with respect to any subject entity (the “subject entity”), (i) any company, partnership or other entity (x) more than fifty percent (50%) of whose shares or other interests entitled to vote in the election of directors or (y) more than a fifty percent (50%) of whose interest in the profits or capital of such entity are owned or controlled directly or indirectly by the subject entity or through one or more Subsidiaries of the subject entity; (ii) any entity whose assets, or portions thereof, are consolidated with the net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with US GAAP; (iii) any entity respect to which the subject entity has the power to otherwise direct the business and policies of that entity directly or indirectly through another subsidiary; and (iv) any branch companies.  Notwithstanding the above, for the purpose of the Transaction Documents, as applied to AutoChina after the Closing, the term “Subsidiary” or “subsidiary” includes, without limitation, Fancy Think, the PRC Subsidiaries, the New Subsidiaries and any of their respective Subsidiaries, if any.

“Targeted EBITDA Growth” shall mean EBITDA Growth of the percentages set forth in Schedule C.

“Tax” or “Taxes” shall mean all income, gross receipts, sales, stock transfer, excise, bulk transfer, use, employment, social housing, social insurance, social security, franchise, profits, property or other taxes, tariffs, imposts, fees, stamp taxes and duties, assessments, levies or other charges of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any government or taxing authority with respect thereto.

“Tax Return” shall mean any declaration, statement, report, return, information return or claim for refund relating to Taxes (including information required to be supplied to a governmental entity in respect of such report or return) including, if applicable, combined or consolidated returns for any group of entities that includes the Group Companies or SCAC.

“Technology” shall mean any know-how, confidential or proprietary information, name, data, discovery, formulae, idea, method, process, procedure, other invention, record of invention, model, research, Software, technique, technology, test information, market survey, website, or information or material of a like nature, whether patentable or unpatentable and whether or not reduced to practice.

“Trade Secrets” shall mean all trade secrets under applicable law and other rights in know-how and confidential or proprietary information, processing, manufacturing or marketing information, including new developments, inventions, processes, ideas or other proprietary information that provides advantages over competitors who do not know or use it and documentation thereof (including related papers, blueprints, drawings, chemical compositions, formulae, diaries, notebooks, specifications, designs, methods of manufacture and data processing software and compilations of information) and all claims and rights related thereto.

“Trademarks” shall mean any and all United States and foreign trademarks, service marks, logos, trade names, corporate names, trade dress, Internet domain names and addresses, and all goodwill associated therewith throughout the world.

“US” or “United States” shall mean the United States of America.

“US$” shall mean the official currency of the United States.

“US GAAP” shall mean generally accepted accounting principles in the United States, consistently applied with past periods.

“Voting Agreement” shall mean a Voting Agreement by and between SCAC and FounderCo in the form of Schedule Q attached hereto.

“Warrantors” shall mean Founder, Wang, FounderCo, AutoChina, Fancy Think, Chuanglian, Kaiyuan Real Estate, Huiyin Investment, Hua An Investment, Kaiyuan Logistics, Tianmei Insurance, Kaiyuan Auto Trade, and Chuanglian Auto Trade.

“Warrants” shall mean the (i) 5,175,000 warrants issued by SCAC, pursuant to which one (1) warrant will entitle the holder thereof to purchase one (1) SCAC Ordinary Share from SCAC at an exercise price of US$5.00 commencing on the later of (a) the completion of a business combination such as the AutoChina Acquisition or (b) February 26, 2013, or earlier upon redemption (the “Public Offering Warrants”) and (ii) 1,430,000 warrants issued by SCAC to its founding shareholders (the “Insider Warrants”), the Insider Warrants are identical to the Public Offering Warrants except that if SCAC calls the Insider Warrants for redemption, the Insider Warrants may be exercised on a cashless basis so long as the Insider Warrants are held by SCAC’s founding shareholders or their affiliates.

ARTICLE 11

INDEMNIFICATION

Section 11.01 Indemnification.

(a) Indemnification Obligations.  Subject to the limitations set forth in this Section 11, from and after the date hereof, each of the Warrantors shall jointly and severally protect, defend, indemnify and hold harmless SCAC, officers, directors, employees, (each, an “Indemnified Person” and collectively, the “Indemnified Persons”) from and against any and all losses, costs, amounts paid or payable, damages, liabilities, fees (including without limitation reasonable attorneys’ fees) and expenses (collectively, the “Damages”), that any of Indemnified Persons incurs by reason of or in connection with:

(i) any claim, demand, action or cause of action alleging misrepresentation, breach of, or default in connection with, any of the representations, warranties, or agreements of any of the Warrantors contained in the Transaction Documents and all other agreements in connection with the AutoChina Acquisition to which any Warrantor is a party and any exhibits or schedules attached hereto or thereto; and

(ii) any failure of any of the Warrantors to perform any of its covenants under the Transaction Documents and all other agreements in connection with the AutoChina Acquisition to which any Warrantor is a party and any exhibits or schedules attached hereto or thereto.

In determining the amount of any Damages in respect of the failure of any representation or warranty to be true and correct, any materiality standard or qualification (including an AutoChina Material Adverse Effect qualification) contained in such representation or warranty shall be disregarded.  The Warrantors shall have no right of contribution, indemnification or similar right from SCAC or its Affiliates.  Each of the Warrantors is individually referred to in this ARTICLE 11 as the “Indemnifying Person,” and collectively, the “Indemnifying Persons.”

(b) Limitations.

(i) The Warrantors shall not be required to indemnify an Indemnified Person or be liable to SCAC or its Affiliates for any Liability under the Transaction Documents and all other agreements in connection with the AutoChina Acquisition to which any Warrantor is a party and any exhibits or schedules attached hereto or thereto unless the aggregate amount of all Damages exceeds US$100,000 (“Basket”), after which the Warrantors shall be responsible for all Damages, including the Basket; provided, however, the maximum Liability of the Warrantors shall be limited to an amount equivalent to US$68,850,000, except for fraud, intentional misrepresentation and taxes;

(ii) All indemnification claims shall have been asserted prior to the Remaining Holdback Consideration Release Date; provided, however, indemnification claims based on (A) fraud and intentional misrepresentation and taxes shall survive indefinitely and (B) Known Liabilities set forth in each of Sections 11.01(c)(i) and 11.01(c)(ii) shall survive until the fifth anniversary of the Closing Date;

(iii) With regard to a third party claim, an Indemnifying Person shall not have any obligation to indemnify or hold harmless an Indemnified Person(s) for any settlement entered into by such Indemnified Persons without the Indemnifying Person’s prior written consent after the Closing of this Agreement, which shall not be unreasonably withheld; and

(iv) In satisfying any or all claims under the Transaction Documents and all other agreements in connection with the AutoChina Acquisition to which any Warrantor is a party and any exhibits or schedules attached hereto or thereto, SCAC may elect, at its sole discretion, to have the relevant claim satisfied (in whole or in part) by transfer of such number of SCAC Ordinary Shares to the Indemnified Person, provided, that the value of the SCAC Ordinary Shares shall be equal to the product of (A) the number of SCAC Ordinary Shares being used to satisfy such claim and (B) the average closing price of SCAC Ordinary Shares for fifteen (15) consecutive trading days ending on the first (1st) trading day prior to the date such shares are actually delivered to the Indemnified Person.

(c) Known Liabilities.  “Known Liabilities” shall mean all Damages incurred related to any of the items listed in this Section 11.01(c) and shall be considered Damages without regard to whether or not such Damages are disclosed on the Disclosure Schedule and without regard to whether or not amounts have been accrued for such Damages in the financials:

(i) Real Property, including but not limited to, any Group Company’s (I) use of collectively-owned land for non-agricultural purposes, (II) failure to obtain building ownership certificates and proper construction approvals for any premises it has built on leased land, (III) failure to properly register any lease with the applicable governmental authorities, and (IV) any payment obligations or liabilities that arise pursuant to any lease set forth on Schedule G;

(ii) Restructuring, including but not limited to, any Group Company’s failure to execute all applicable control agreements, any failure of payment of share transfer prices related to the Restructuring by any Group Company, and the failure of any Group Company to notify or obtain consent from the relevant parties for the Restructuring;

(iii) any inter-company lending or withdrawal of registered capital contribution by any Warrantor or Group Company in violation of applicable laws;

(iv) Licenses and Permits, including but not limited to, the failure of any Group Company to have the appropriate business scope or to receive the appropriate qualifications, including but not limited to road transportation operations permits and insurance agency permits for the operation of its business, the failure of any Warrantor or Group Company to register with SAFE pursuant to the SAFE Circulars, and the failure of any Warrantor or Group Company to obtain the Licenses and Permits set forth in Sections 7.08 and 7.09;

(v) the failure of any Group Company to obtain consents for its investments that are required pursuant to the guarantee agreements set forth on Schedule R;

(vi) the failure of any Group Company to enter into labor contracts with all of its employees or to make mandatory social insurance contributions for all of its employees; and

(vii) any Historical Tax Liabilities or the failure to make adequate social insurance contributions, housing fund contributions, or related employment taxes and liabilities.

Section 11.02 Method of Asserting Claims.  Upon presentation of a written notice from an Indemnified Person to a Warrantor for indemnification which states a good faith determination of the amount of its Damages (“Damages Determination”), the Indemnified Person shall have the right to recover its Damages from the Warrantors.  Such notice shall include facts constituting the basis for such claim, provided, that failure to give such notice shall not affect any rights or remedies of the Indemnified Person hereunder with respect to the indemnification of Damages except to the extent the Indemnifying Party is materially and irrevocably prejudiced thereby.  If the Warrantors disagree in good faith with the Damages Determination from the Indemnified Person, they shall have ten (10) days from the Indemnified Person’s delivery of notice of its Damages Determination to deliver to the Indemnified Person written objections to the Damages Determination.  The Warrantors may, by written notice to the Indemnified Person, waive or shorten such period for objection.  After receipt of any such written notice, an authorized representative of each of the Warrantors and the Indemnified Person shall promptly negotiate with respect to the Damages Determination and the objections thereto, and if they are unable to reach an agreement within thirty (30) Business Days after delivery to the Indemnified Person of the objections to the Damages Determination, the dispute shall be submitted to arbitration pursuant to Section 12.09 hereof.  Any disputed portion of the Damages Determination amount that is subsequently paid by the Warrantors shall bear interest at the rate of ten percent (10%) per annum from the date such payment otherwise would have been made in the absence of such dispute.

Section 11.03 Setoff.  In connection with Sections 1.02(b)(iv) and 11.02, any and all amounts claimed by an Indemnified Person pursuant to Section 11.02 above in connection with Damages for which the Indemnified Person has delivered a notice to the Warrantors may be set-off, at SCAC’s sole direction, against any unpaid amounts by SCAC due to the Warrantors.  In the event the Warrantors object to SCAC’s set-off, the dispute shall be subject to Section 12.09, provided, that SCAC shall not be required to make any unpaid amounts that it has set-off unless, until and to the extent it is so ordered to do so in a final and binding award of an arbitration tribunal pursuant to an arbitration conducted in accordance with Section 12.09.

ARTICLE 12

GENERAL PROVISIONS

Section 12.01 Expenses.  Except as otherwise provided herein, all costs and expenses, including, without limitation, fees and disbursements of the Warrantors, incurred in connection with the preparation of this Agreement and the transactions contemplated hereby shall be paid by Founder and FounderCo incurring such costs and expenses, whether or not the Closing shall have occurred.  The Parties hereto acknowledge and agree that certain expenses of SCAC will be deferred until the Closing to be paid out of funds currently held in the trust account referred to in Section 12.13.

Section 12.02 Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or by nationally recognized courier or mailed by registered mail (postage prepaid, return receipt requested) at the following addresses (or at such other address for a Party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

(a)	If to the Group Companies:

No.322 Zhong Shan East Road，
Shijiazhuang City, Hebei 050011, People’s Republic of China
Attention: Chief Executive Officer

(b)	If to FounderCo:

Room 3713, The Center, 99 Queen’s Road Central, Hong Kong
Attention: Lynch Consultancy Limited

(c)	If to Founder:

7375 Union St.,
Burnaby BC, V5A, 1J1, Canada
Attention: Li Yonghui

(d)	If to Wang:

7375 Union St.,
Burnaby BC, V5A, 1J1, Canada
Attention: Yan Wang

(e)	If to SCAC:

10F, Room#1005, Fortune Int’l Building, No. 17
North DaLiuShu Road, Hai Dian District
Beijing 100081, People’s Republic of China
Attention: James Sha

Section 12.03 Amendment.  This Agreement may not be amended or modified except by an instrument in writing signed by the Parties.  Notwithstanding the foregoing, the Warrantors hereby agree that any New Subsidiary may become party to this Agreement as a “Group Company”, “Subsidiary”, and “Warrantor”, by executing a counterpart of this Agreement, without any amendment of this Agreement, pursuant to this Section 12.03 or any consent or approval of any Party.

Section 12.04 Waiver.  At any time prior to the Closing, each Party may (a) extend the time for the performance of any of the obligations or other acts of the any other Party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby.

Section 12.05 Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 12.06 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 12.07 Entire Agreement.  This Agreement and the Schedules hereto constitute the entire agreement and supersede all prior agreements and undertakings, both written and oral, between the Warrantors and SCAC with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

Section 12.08 Benefit.  This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Parties.

Section 12.09 Arbitration.

(a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be resolved in accordance with this Section 12.09.  Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be initially be resolved through consultation.  Such consultation shall begin immediately after one Party hereto has delivered to the other Parties hereto a written request for such consultation.  If within thirty (30) days following the date on which such notice is given the dispute cannot be resolved, the dispute shall be resolved by arbitration.

(b) The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “Centre”).  There shall be three arbitrators.  SCAC, on the one hand, and the Warrantors that are party to the dispute (the “AutoChina Parties”), on the other hand, shall each select one (1) arbitrator within thirty (30) days after giving or receiving the demand for arbitration.  The Chairman of the Centre shall act as the third arbitrator.  If SCAC or the AutoChina Parties that are parties to the dispute do not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the Centre.

(c) The arbitration proceedings shall be conducted in English.  The arbitration tribunal shall apply the UNCITRAL Arbitration Rules in effect at the time of the arbitration.  However, if such rules are in conflict with the provisions of this Section 12.09 including the provisions concerning the appointment of arbitrators, the provisions of this Section 12.09 shall prevail.

(d) The arbitrators shall decide any dispute submitted by the Parties to the arbitration strictly in accordance with the substantive law of the State of New York and shall not apply any other substantive law, except to the extent required by the terms of this Agreement.

(e) Each Party hereto shall cooperate with the others in making full disclosure of and providing complete access to all information and documents requested by the others in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such Party.

(f) The award of the arbitration tribunal shall be final and binding upon the disputing Parties, and any Party may apply to a court of competent jurisdiction for enforcement of such award.

(g) Each Party shall cooperate and use their respective best efforts to take all actions reasonably required to facilitate the prompt enforcement in the PRC or in any other jurisdiction of any arbitration award made by the tribunal.

(h) A Party shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

Section 12.10 Waiver of Immunity.  To the extent that each of the Parties (including its assignees of any such rights or obligations hereunder) may be entitled, in any jurisdiction, to claim for itself (or himself or herself) or its revenues or Assets and Properties, immunity from service of process, suit, the jurisdiction of any court, an interlocutory order or injunction or the enforcement of the same against its property in such court, attachment prior to judgment, attachment in aid of execution of an arbitral award or judgment (interlocutory or final) or any other legal process, and to the extent that, in any such jurisdiction there may be attributed such immunity (whether claimed or not), such Party hereby irrevocably waive such immunity.

Section 12.11 Governing Law.  This Agreement shall be governed by, and construed in accordance with, the law of the state of New York.

Section 12.12 Counterparts.  This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which when taken together shall constitute one and the same agreement.

Section 12.13 Trust Account.  Reference herein is made to SCAC’s final prospectus, dated February 27, 2008 (the “Prospectus”).  Each of the Parties hereto other than SCAC has read the Prospectus and understands that SCAC has established the trust account described in the Prospectus, initially in an amount of US$35,460,000 for the benefit of the public shareholders and the underwriters of SCAC’s initial public offering (the “Underwriters”) and that, except for certain exceptions described in the Prospectus, SCAC may disburse monies from the trust account only: (i) to the public shareholders in the event of the conversion of their shares or the liquidation of SCAC; or (ii) to SCAC and the Underwriters after consummation of a business combination, as described in the Prospectus.  Each of the Parties hereto other than SCAC hereby agrees that it does not have any right, title, interest or claim of any kind in or to any monies in the trust account (the “Claim”) and hereby waives any Claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with SCAC and will not seek recourse against the trust account for any reason whatsoever.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

AUTOCHINA GROUP INC

By: [signature]
Name: Li Yonghui
Title: Director

HONEST BEST INT'L LTD

By: [signature]
Name: Wang Yan
Title: Director

LI YONGHUI

By: [signature]

YAN WANG

By: [signature]

FANCY THINK LIMITED

By: [signature]
Name: Li Yonghui
Title: Director

[SIGNATURE PAGE TO THE SHARE EXCHANGE AGREEMENT]

hk-85723

HEBEI CHUANGLIAN TRADE CO., LTD. (河北创联贸易有限公司)

By: ______________________
Name: 张铮文
Title: Director

HEBEI KAIYUAN REAL ESTATE DEVELOPMENT CO., LTD. (河北开元房地产开发股份有限公司)

By: ______________________
Name: 李勇会
Title: Chairman

HEBEI HUIYIN INVESTMENT CO., LTD. (河北汇银投资有限责任公司)

By: ______________________
Name: 宋晓岸
Title: Director

HEBEI HUA AN INVESTMENT CO., LTD. (河北华安投资有限责任公司)

By: ______________________
Name: 郭中起
Title: Director

HEBEI TIANMEI INSURANCE AGENCY CO., LTD. (河北天美保险代理有限公司)

By: ______________________
Name: 史丽花
Title: Director

[SIGNATURE PAGE TO THE SHARE EXCHANGE AGREEMENT]

hk-85723

01/21/2009 15:12 FAX 0001/0002

HEBEI SHIJIE KAIYUAN LOGISTICS CO., LTD. (河北世捷开元物流有限公司)

By: ____________________
Name:
Title:

HEBEI SHIJIE KAIYUAN AUTO TRADE CO., LTD. (河北世捷开元汽车贸易有限公司)

By: ____________________
Name:
Title:

SHANXI CHUANGLIAN AUTO TRADE CO., LTD. (山西创联汽贸公司)

By: ____________________
Name:
Title:

SPRING CREEK ACQUISITION CORP.

By: ____________________
Name: James Sha
Title: Chief Executive Officer

[SIGNATURE PAGE TO THE SHARE EXCHANGE AGREEMENT]

hk-85723

SCHEDULE C

TARGETED EBITDA GROWTH

Earn-Out Consideration Percentage (%) is equivalent to the percentage (%) set forth below each of the respective thresholds for each of the applicable fiscal years ended December 31.  Notwithstanding the foregoing, such Earn-Out Consideration Percentage (%) is only applicable in the event that SCAC achieves EBITDA of at least the amount set forth in parenthesis immediately following each of the applicable fiscal years ended December 31 set forth below.  For purposes of this Schedule C “G” shall mean Targeted EBITDA Growth.

FY ending 12/31	G > 30%	G > 40%	G > 50%	G > 60%	G > 70%	G > 80%	G > 90%
2009 (US$22.50MM)	5.0%	7.5%	10.0%	12.5%	15.0%	17.5%	20.0%
2010 (US$29.25MM)	5.0%	7.5%	10.0%	12.5%	15.0%	17.5%	20.0%
2011 (US$38.03MM)	5.0%	7.5%	10.0%	12.5%	15.0%	17.5%	20.0%
2012 (US$49.44MM)	5.0%	7.5%	10.0%	12.5%	15.0%	17.5%	20.0%
2013 (US$64.27MM)	5.0%	7.5%	10.0%	12.5%	15.0%	17.5%	20.0%